Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND AMONG

XCEL BRANDS, INC.

H LICENSING, LLC

AND

THE H COMPANY IP, LLC

HOUSE OF HALSTON, LLC

DATED AS OF DECEMBER 22, 2014

ARTICLE I	DEFINITIONS AND USAGE	1

1.1	Definitions	1
1.2	Usage	10
ARTICLE II	PURCHASE AND SALE OF ASSETS	11

2.1	Purchase and Sale of Assets.	11
2.2	No Other Assets Acquired	11
2.3	No Liabilities Acquired	12
ARTICLE III	PURCHASE PRICE; PAYMENT	12

3.1	The Closing	12
3.2	Purchase Price	12
3.3	Payment Of Purchase Price	12
3.4	Allocation	13
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	13

4.1	Organization and Good Standing	13
4.2	Enforceability; Authority	14
4.3	Consents; Approvals	14
4.4	Financial Statements	14
4.5	Title to Assets	15
4.6	Intentionally Omitted	15
4.7	Solvency;Insolvency Proceedings	15
4.8	Taxes	15
4.9	Litigation; Decrees	16
4.10	Compliance With Laws; Permits	16
4.11	Operations of the Sellers	17
4.12	Material Contracts	18
4.13	Absence of Employee Benefit Plans	19
4.14	Insurance	19
4.15	Environmental Matters	19
4.16	Intellectual Property	20
4.17	Real Estate	22
4.18	Labor Relations; Compliance	23
4.19	Affiliate Transactions	23
4.20	Brokers or Finders	23
4.21	Investment Representations and Warranties	23
4.22	Disclaimer of Other Representations and Warranties	24
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE BUYERS	24

5.1	Existence and Good Standing; Authorization	25
5.2	Consents and Approvals; No Violations	25
5.3	Undisclosed Liabilities	26
5.4	Compliance with Laws.	26
5.5	Litigation	26

i

(continued)

5.6	Buyer Environmental Matters	27
5.7	Taxes	27
5.8	Brokers’ or Finders’ Fees.	27
5.9	XCel Shares	28
5.10	Disclaimer of Other Representations and Warranties	28
ARTICLE VI	PRE-CLOSING COVENANTS	28

6.1	Efforts to Closing	28
6.2	Fairness Opinion	28
6.3	Conduct of the Business	28
6.4	Access and Investigation	29
6.5	Exclusivity	29
6.6	Notice of Developments	30
6.7	Insurance; Risk of Loss	30
6.8	Press Releases and Public Announcements	30
6.9	Lock-Up Agreements	30
6.10	Registration of XCel Shares	31
6.11	Host	32
6.12	Further Action	32
ARTICLE VII	POST-CLOSING COVENANTS	32

7.1	Cooperation	32
7.2	Taxes Related to Purchase of Assets; Tax Cooperation	33
7.3	Noncompetition	34
7.4	Conduct of Seller Business	36
7.5	Acquired Assets; Collateral and Training	36
7.6	Right of Notice	37
7.7	Additional Financial Statements	37
7.8	Confidentiality	37
7.9	Agreement to Vote	38
7.10	Access to Records	38
7.11	Recording of Intellectual Property Assignments	38
7.12	Foreign Intellectual Property.	38
7.13	Buyer QVC Agreement	38
7.14	Further Assurances	38
ARTICLE VIII	CONDITIONS PRECEDENT TO BUYERS’ OBLIGATION TO CLOSE	39

8.1	Truth of Representations and Warranties	39
8.2	Fairness Opinion	39
8.3	Performance of Agreements	39
8.4	Certificate.	39
8.5	No Injunction.	39
8.6	Governmental and Other Approvals.	39
8.7	Lien Release.	39

ii

(continued)

8.8	Assignments	39
8.9	Completion of Due Diligence	40
8.10	No Seller Material Adverse Effect	40
8.11	Financing	40
8.12	Buyer QVC Agreement	40
8.13	No Decree or Proceeding	40
8.14	Closing Deliverables	40
ARTICLE IX	CONDITIONS PRECEDENT TO THE SELLERS’ OBLIGATION TO CLOSE	41

9.1	Truth of Representations and Warranties	41
9.2	Performance of Agreements	41
9.3	Certificate	41
9.4	No Injunction	41
9.5	Governmental and Other Approvals	41
9.6	Closing Deliverables	41
ARTICLE X	TERMINATION	42

10.1	Right to Terminate	42
10.2	Post-Termination License Agreement with any Seller or its Affiliate	43
10.3	Effect of Termination	43
ARTICLE XI	INDEMNIFICATIOn; remedies	43

11.1	Survival	43
11.2	Indemnification by the Sellers	44
11.3	Indemnification by Buyers	44
11.4	Limitation on Liability	45
11.5	Other Indemnification Provisions	46
11.6	Procedure for Indemnification	46
11.7	Non-Third Party Claims	47
11.8	Indemnification Payments	48
11.9	Tax Treatment	48
ARTICLE XII	MISCELLANEOUS	48

12.1	Public Disclosure or Communications	48
12.2	Notices	48
12.3	Entire Agreement	49
12.4	Assignability	49
12.5	Parties in Interest	50
12.6	Bulk Sales Law	50
12.7	Expenses	50
12.8	Waiver and Amendment	50
12.9	Severability	50
12.10	Remedies Cumulative	51
12.11	Counterparts	51
12.12	Governing Law	51

iii

(continued)

12.13	Dispute Resolution	51

iv

(continued)

Annexes and Exhibits

Annex:

Allocation Schedule	Annex A

Exhibits:

Form of Lock-Up Agreement	Exhibits A-1 and A-2
Form of Voting Agreement	Exhibits B-1 and B-2
Form of Master License Agreement	Exhibit C
Form of Cooperation Agreement	Exhibit D
H (stylized) Logo	Exhibit E
Seller Brands	Exhibit F
Form of the Warrants	Exhibit G

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 22, 2014, by and among XCel Brands, Inc., a Delaware corporation (“XCel”), H Licensing, LLC, a Delaware limited liability company and wholly owned subsidiary of XCel, (“Sub” and together with XCel, the “Buyers”), and The H Company IP, LLC, a Delaware limited liability company (the “Seller”), a wholly owned subsidiary of House of Halston, LLC, a Delaware limited liability company (“Parent”). The Seller and Buyers are referred to herein each individually as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, the Sellers own the Acquired Assets (as defined below);

WHEREAS, the Seller desires to sell, and Buyers desire to purchase from the Seller, the Acquired Assets, including certain Intellectual Property Rights and certain other assets, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, contemporaneously with the purchase by the Buyers of the Acquired Assets, the Seller desires to license certain of the Acquired Assets from Buyers under a Master License Agreement (as defined herein).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
Definitions and Usage

1.1           Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Acquired Assets” means all of the Seller’s right, title, and current and (if any) future interest in and to all of the following assets of the Seller (a) the H by H Archives and (b) all Intellectual Property Rights in the H by H Brands. Notwithstanding the foregoing, the Acquired Assets shall not include any Liabilities, any Excluded Intellectual Property Rights or any Excluded Assets.

“Affiliate” of any Person means any Person which, directly or indirectly controls or is controlled by that Person, or is under common control with that Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

“Agreement” is defined in the preamble.

“Allocation Schedule” means the schedule in the form attached hereto as Annex A.

“Alternate Proposal” is defined in Section 6.5.

“Balance Sheet” is defined in Section 4.4(a).

“Books and Records” means all books and records of the Seller and its Affiliates relating exclusively to and necessary for the operation of each Seller’s and their respective Affiliates’ businesses as each is currently operated, including files, documents, correspondence, cost and pricing information, accounting records, licensee lists and records, brand and marketing research, maintenance and inspection reports, archives, sales and marketing materials.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York, New York are permitted or required to be closed.

“Buyers” is defined in the preamble.

“Buyer Disclosure Schedule” is defined in the first paragraph of Article V.

“Buyer Indemnified Parties” is defined in Section 11.2.

“Buyer Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is, or would reasonably be expected to be, materially adverse to the assets, business, liabilities, prospects, results of operations or condition (financial or otherwise) of the Buyers taken as a whole or that prevents or materially impedes, or would reasonably be expected to prevent or materially impede, the consummation by any of the Buyers of the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Buyer Material Adverse Effect: (a) changes that are solely the result of economic or political factors affecting the national, regional or world economy or the Buyers’ industry, acts of war or terrorism or other force majeure events, in each case except where such condition has a disproportionate effect on the Buyers; (b) changes that are solely the result of factors generally affecting the industries or markets in which any of the Buyers operate, in each case except where such condition has a disproportionate effect on the Buyers; (c) changes in Legal Requirements or the interpretation thereof; or (d) any action required to be taken pursuant to this Agreement.

“Buyer QVC Agreement” means the agreement to be entered into by and between Sub or any Affiliate of Xcel and QVC relating to the license of the H by Halston brand, as such agreement may be amended, modified, supplemented, restated, renewed, extended or replaced from time to time, for the exclusive sale of apparel, footwear, handbags, accessories and such other products other than cosmetics, perfumes, body products and such related products classified as products belonging to International Class 3.

“Cap” is defined in Section 11.4(b).

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“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601, et seq.).

“Claim” is defined in Section 12.13(a).

“Claim Notice” is defined in Section 11.7.

“Closing” is defined in Section 3.1.

“Closing Date” is defined in Section 3.1.

“COBRA” means Section 4980B of the Code, Sections 601 through 608, inclusive, of ERISA and any applicable similar state laws.

“Code” means the Internal Revenue Code of 1986, as amended.

“Comprehensive Rules” is defined in Section 12.13(b).

“Contract” means, with respect to the Acquired Assets, any agreement, contract, license, sublicense, lease, sublease, indenture, mortgage, instrument, guaranty, loan or credit agreement, note, bond, customer order, purchase order, franchise, dealer and distributorship agreement, supply agreement, development agreement, joint venture agreement, promotion agreement, partnership agreement or other arrangement, understanding or commitment, whether written or oral and including any right or obligation under any of the foregoing.

“Cooperation Territories” is defined in Section 7.5(a).

“Core Representations” is defined in Section 11.1.

“Damages” is defined in Section 11.2.

“Decreased Cap” is defined in Section 11.4(b).

“Decree” means any final, non-appealable judgment, decree, ruling, injunction, assessment, attachment, undertaking, award, charge, writ, executive order, administrative order or any other order of any Government Authority.

“Direct Response Television Channel” shall mean any televised program which requests a consumer to respond to any promotion of any product or service by mail, telephone, internet or other electronic means, which program: (A) is live, contains an intermittent or continuous call to action and devotes at least twenty percent (20%) of its programming time to the promotion of products or services; or (B) is otherwise in the style or format of a televised retailing program.

“Effectiveness Period” is defined in Section 6.10.

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“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA and any other material employee benefit or fringe benefit plan, program or arrangement of any kind (whether written or oral).

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances, codes and other provisions having the force and effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as previously, now or hereafter in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, any trades or business (whether or not incorporated) that are treated as a single employer with such entity under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Assets” is defined in Section 2.2.

“Excluded Intellectual Property Rights” means all current and future interest in and to all Intellectual Property Rights in the Excluded Assets, including all goodwill in connection therewith, now owned or hereafter acquired or developed by the Seller.

“Exclusivity Termination Fee” is defined in Section 10.3(b).

“Fairness Opinion” is defined in Section 6.2.

“GAAP” means generally accepted accounting principles for financial reporting in the United States.

“Government Authority” means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, including any quasi-governmental or private body exercising any regulatory or taxing authority thereunder or any judicial authority (or any department, bureau or division thereof).

“Government Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Government Authority or pursuant to any Legal Requirement.

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“H by H Archives” means, all products, samples, garments, computer-aided designs, designs, drawings, paintings, illustrations, patterns, fabrics, artwork, advertising, press books and other books, prints, video and audio, photographs, and other images and media related to the H by H Brands solely to the extent owned by a Seller as of the Closing Date.

“H by H Brands” means the marks, logos, designs and trademarks for the H Halston brand and the H by Halston brands, which are listed on Schedule A-1 hereto (whether in typed form, stylized, or otherwise) (as registered or applied for registration in the United States or elsewhere in the world, including all registrations and applications set forth on Schedule A-1) and all Intellectual Property Rights associated therewith, but excluding all Intellectual Property Rights in and to the H by H Brands in International Class 3 Products.

“Indemnification Objection” is defined in Section 11.7.

“Indemnified Party” is defined in Section 11.3.

“Indemnifying Party” is defined in Section 11.6(a).

“Indebtedness” means (a) indebtedness of Seller for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of Seller evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of Seller upon which interest charges are paid, (d) all obligations of Seller in respect of capitalized leases that, individually, involve an aggregate future liability in excess of $15,000 and obligations of Seller for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (e) all obligations in respect of banker’s acceptances or letters of credit issued or created for the account of Seller, (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) of any other Person secured by any Lien on any assets of Seller, even though Seller have not assumed or otherwise become liable for the payment thereof, (g) all guarantees by Seller of obligations of the type described in clauses (a) through (f) above of any other Person, and (h) payment obligations in respect of interest under any interest rate swap or other hedge agreement or arrangement entered into by Seller with respect to any Indebtedness described in clauses (a) through (g) above.

“Initial Period” is defined in Section 6.10.

“Insurance Policies” is defined in Section 4.14.

“Intellectual Property Rights” means all of the following in any jurisdiction throughout the world, whether used now or in the future: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, proprietary designs and design processes, trade dress, trade names, product configuration, corporate names, logos, insignias and slogans and Internet domain names, Internet websites, social network site handles, metatags, URLs, Internet and phone applications and systems; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets and confidential information (including inventions, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, manufacturing or raw material sources, research and development information, sketches and drawings (including preliminary and technical sketches and drawings), specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (vi) product designs, configurations, and material and color specifications and combinations; (vii) manufacturing molds, techniques, and processes; (viii) all other intellectual property; and (ix) any goodwill associated with each of the foregoing.

5

“Intent to Use Applications” is defined in Section 4.22.

“Interim Reports” is defined in Section 4.4(a).

“International Class 3 Products” means such products and goods classified as belonging to International Class 3 as established by the Committee of Experts of the Nice Union and set forth in the International Classification of Goods and Services for the Purposes of the Registration of Marks (10th ed. 2011), published by the World Intellectual Property Organization

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Seller or the Seller Parties, the actual knowledge, after due inquiry, of Ben Malka, and with respect to the Buyers, the actual knowledge, after due inquiry, of Robert D’Loren, Seth Burroughs and James Haran. The terms “know” and “knows” and like terms will have correlative meanings.

“Lanham Act” is defined in Section 2.1.

“Leased Real Property” means all leasehold or subleasehold estates and other .rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real or immovable property.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, rule, statute or treaty.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

“Licensee” means a Person who has entered into and as of the Closing Date is a party to a License Agreement.

“License Agreement” means any Contract between a Party and any Person pursuant to which such Party has granted such Person the right to design, manufacture, sell or distribute goods under or using the H by H Brands.

6

“Liens” means any liens, pledges, claims, encumbrances, hypothecations, mortgages, charges, options, preemptive rights, rights of first refusal or similar rights, title retention agreements, easements, encroachments, leases, subleases, covenants, security interests and restrictions and encumbrances of any kind or nature whatsoever.

“Lock-Up Agreement” is defined in Section 6.9(a).

“Master License Agreement” means the agreement in the form attached hereto as Exhibit C to be entered into by and among the Parties or their respective successors thereto and the Buyers or their successors thereto.

“Material Contracts” is defined in Section 4.12(a).

“Multiemployer Plan” is defined in Section 3(37) of ERISA.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Organizational Documents” means with respect to any entity, the certificate of incorporation, bylaws, certificate of formation, operating agreement or other governing documents of such entity.

“Owned Real Property” means all parcels of real property in which the Seller Parties have an ownership, easement or other real property interest.

“Party” or “Parties” have the meaning set forth in the preamble.

“PDF” is defined in Section 12.11.

“Permitted Liens” means (i) Liens set forth on Schedule A-2 hereto, (ii) statutory Liens arising out of operation of law with respect to a Liability incurred in the ordinary course of business and which is not delinquent or is being actively contested in good faith, (iii) liens for Taxes not yet subject to penalties for nonpayment or which are being actively contested in good faith by appropriate Proceedings and for which adequate reserves have been maintained in accordance with GAAP, or (iv) mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other like liens and security obligations with respect to Liabilities that are not yet due and payable or that are being contested in good faith.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Government Authority.

“Proceeding” means any action, claim, cause of action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, whether at law or in equity) commenced, brought, conducted or heard by or before, or otherwise involving, and whether before any Government Authority or arbitrator.

7

“Purchase Price” is defined in Section 3.2.

“QVC” means QVC, Inc., a Delaware corporation, or any successor thereto.

“Registrable Securities” is defined in Section 6.10.

“Registration Statement” is defined in Section 6.10.

“Related Agreements” means, collectively, the agreements set forth on Schedule A-3 hereto.

“Related Mark” means (a) derivatives of “H HALSTON” and “H BY HALSTON” marks, (b) derivatives of “HALSTON HERITAGE” marks, (c) derivatives of the “HALSTON” mark, and (d) any mark, service mark, tradename, fictitious name, dba or trademark using the word “HALSTON”, or any other component of the such mark, service mark, tradename, dba or trademark, or mark (or portion thereof) confusingly similar to any of the Intellectual Property Rights described in any of (a), (b), (c) or (d) but excluding the Seller Brands and the H by H Brands.

“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” means all filings made by XCel with the SEC pursuant to the Exchange Act of 1934, as amended.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Seller” is defined in the preamble.

“Seller Brands” means the marks, logos, designs and trademarks listed on Exhibit F hereto owned by the Seller.

“Seller’s Designee” means Hilco Trading, LLC.

“Seller Disclosure Schedule” is defined in the first paragraph of Article IV.

“Seller Indemnified Parties” is defined in Section 11.3.

“Seller Information” means any data and information relating to the Acquired Assets, including all of Seller’s Books and Records, customers, financial statements, conditions or operations of each Seller’s business, including with respect to the Acquired Assets, in each case which is confidential in nature and not generally known to the public.

8

“Seller Parties Intellectual Property Rights” is defined in Section 4.16(c).

“Seller Parties Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is, or would reasonably be expected to be, materially adverse to the assets, business, liabilities, prospects, results of operations or condition (financial or otherwise) of the Seller Parties taken as a whole or that prevents or materially impedes, or would reasonably be expected to prevent or materially impede, the consummation by the Seller Parties of the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Seller Party Material Adverse Effect: (a) changes that are solely the result of economic or political factors affecting the national, regional or world economy or the Seller Parties’ industry, acts of war or terrorism or other force majeure events, in each case except where such condition has a disproportionate effect on the Seller Parties; (b) changes that are solely the result of factors generally affecting the industries or markets in which the Seller Parties operate, in each case except where such condition has a disproportionate effect on the Seller Parties; (c) changes in Legal Requirements or the interpretation thereof; or (d) any action required to be taken pursuant to this Agreement.

“Seller’s Senior Creditor” means Pathlight Capital LLC, and its successors and assigns.

“Selling Securityholder Registration Statement” is defined in Section 6.10.

“Straddle Period” is defined in Section 7.2(b).

“Subsidiary” means, with respect to any Person, any other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by such Person or one or more of its Subsidiaries.

“Survival Date” is defined in Section 11.1.

“Tax” means (i) any tax (including, without limitation, any income tax, franchise tax, margin tax, branch profits tax, capital gains tax, alternative or add-on minimum tax, estimated tax, value-added tax, sales tax, use tax, property tax, transfer tax, payroll tax, social security tax or withholding tax, escheat or abandoned property liability), and any related fine, penalty, interest or addition to tax with respect thereto, imposed, assessed or collected by or under the authority of any Government Authority or payable pursuant to any tax-sharing agreement relating to the sharing or payment of any such tax and (ii) any transferee, successor or other liability in respect of the taxes of another Person (whether by contract or otherwise).

9

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Government Authority in connection with the determination, assessment, collection or payment of any Tax.

“Termination Date” is defined in Section 10.1(b).

“Third Party” means a Person that is not a party to this Agreement.

“Third Party Claim” is defined in Section 11.6(b).

“Trading Day” means a day on which the New York Stock Exchange is open for trading.

“Trading Market” means the following markets or exchanges on which the XCel Shares are listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, NYSE Amex Equities or the OTC Bulletin Board (or any successor to any of the foregoing).

“Transfer Taxes” is defined in Section 7.2(a).

“Voting Agreement” is defined in Section 7.9.

“Warrants” is defined in Section 3.3(iii).

“Warrant Shares” is defined in Section 4.21(b).

“XCel” is defined in the preamble.

“XCel Shares” means the shares of common stock of XCel.

“Year End Financials” is defined in Section 4.4(a).

1.2           Usage.

(a)   Interpretation. In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

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(b)   Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

ARTICLE II
Purchase and Sale of Assets

2.1           Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement, the Seller agrees to sell, assign, convey, transfer and deliver to the Buyers (as directed by the Buyers) as of the Closing Date, and each Buyer agrees to purchase and take assignment and delivery from the Seller as of the Closing Date, all of Seller’s right, title and interest in and to the Acquired Assets, free and clear of all Liens and Liabilities; provided, however, that any trademark application based upon Section 1051(b) of the Lanham (Trademark) Act of 1946, as amended (the “Lanham Act”), shall not be assigned until the filing of an allegation of use or statement of use pursuant to the Cooperation Agreement.

2.2           No Other Assets Acquired. Pursuant to this Agreement, no Buyer is acquiring, and the Seller shall retain, any and all assets, rights and properties other than the Acquired Assets (collectively, the “Excluded Assets”). In addition, but not limited to, the items listed below shall be deemed “Excluded Assets”:

(i)          Seller Brands;

(ii)         Intellectual Property Rights related to the Seller Brands;

(iii)        The H (stylized) logo as set forth on Exhibit E attached hereto;

(iv)        Intellectual Property Rights consisting of Related Marks of any of the foregoing;

(v)         Intellectual Property Rights related to any trademark which includes the word “HALSTON” or the words “HALSTON HERITAGE”, including the H by H Brands, for products relating to International Class 3 Products;

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(vi)        Social media sites and handles related to any of the foregoing; and

(vii)       www.Halston.com.

2.3           No Liabilities Acquired. The Buyers are not agreeing to, and shall not, assume any Liability, margin guarantee contract, obligation, undertaking, expense or agreement of any Seller of any kind, character or description, whether absolute, contingent, known, unknown, accrued, liquidated, unliquidated, executory or otherwise, and whether arising prior to or following the Closing, and the execution and performance of this Agreement shall not render the Buyers liable for any such liability, obligation, undertaking, expense or agreement (all of such liabilities and obligations shall be referred to herein as the “Excluded Liabilities”). Excluded Liabilities include any Liability related to any Excluded Asset.

ARTICLE III
Purchase Price; Payment

3.1           The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Blank Rome, LLP (or such other location as shall be mutually agreed upon by the Seller and Buyers) commencing at 10:00 a.m. New York time on a date (the “Closing Date”) that is the second Business Day after all conditions to the obligations of the Seller and Buyers to consummate the transactions contemplated hereby set forth in Article VIII and Article IX (other than conditions with respect to actions the Seller and/or Buyers will take at the Closing itself, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, or on such other date as shall be mutually agreed upon by the Seller and Buyers prior thereto. The effective time of the Closing shall be deemed to be 12:01 a.m. on the Closing Date.

3.2           Purchase Price. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties, covenants and agreements of the Seller contained herein, and in payment and consideration for the sale, conveyance, assignment, transfer and delivery of the Acquired Assets by the Seller to the Buyers, the Buyers shall (a) pay to the Seller at the Closing (i) an amount equal to Eighteen Million Twenty Three Thousand Ninety United States Dollars ($18,023,090) in cash; and (ii) 1,000,000 XCel Shares and (b) deliver the Warrants to the Seller’s Designee (collectively, the “Purchase Price”), each payable as hereinafter provided.

3.3           Payment Of Purchase Price. At Closing, the Buyers shall pay to Seller the Purchase Price as follows:

(i)          Buyers shall pay to Seller Eighteen Million Twenty Three Thousand Ninety United States Dollars ($18,023,090) in cash, by wire transfer of immediately available funds;

(ii)         Buyers shall cause to be issued to Seller 1,000,000 XCel Shares valued at the greater of (X) $8.00 per share and (Y) the price at which XCel Shares are sold in an equity transaction on or prior to the Closing Date; and

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(iii)        XCel shall deliver to Seller the warrants in the form attached hereto as Exhibit G, to purchase Seven Hundred Fifty Thousand (750,000) shares of the common stock of XCel at an exercise price of $12.00 per share (the “Warrants”).

3.4           Allocation. The Seller and the Buyers agree to allocate the sum of the Purchase Price, including any adjustments thereto pursuant to this Agreement, among the Acquired Assets in accordance with the allocation schedule attached hereto as Annex A (the “Allocation Schedule”). Each of the Parties hereto agrees that: (i) none of the Parties shall take a position on any Tax Return (including IRS Form 8594, if applicable) that is in any way inconsistent with the Allocation Schedule without the written consent of the other Parties or unless specifically required by an applicable Government Authority; and (ii) they shall promptly notify each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation Schedule. Notwithstanding the foregoing, nothing contained herein shall prevent the Buyers or the Seller from settling any proposed deficiency or adjustment assessed against it by any Government Authority based upon or arising out of the Allocation Schedule, and neither the Buyers nor the Seller shall be required to litigate before any court any such proposed deficiency or adjustment by any Government Authority challenging the Allocation Schedule.

ARTICLE IV
Representations and Warranties of the Seller PARTIES

The Seller together with the Parent (collectively the “Seller Parties”) hereby jointly and severally represent and warrant to each of the Buyers that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV except to the extent any representation or warranty expressly speaks only as of a different date), except as set forth in the disclosure schedule attached hereto (the “Seller Disclosure Schedule”), which Seller Disclosure Schedule sets forth the Seller Parties’ disclosures identified by the Seller Parties. The disclosures in any section or subsection of the Seller Disclosure Schedule shall qualify the corresponding section or subsection in this Article IV and any other section or subsection in which such disclosure is required to be included to the extent the relevance of such disclosure is reasonably apparent.

4.1           Organization and Good Standing. Each Seller Party is an entity, duly formed, validly existing and in good standing under the laws of the state of its formation. The capitalization of each Seller Party has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. Each Seller Party is duly qualified and, to the extent applicable, is in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by such Seller Party or the nature of the business conducted by such Seller Party makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Seller Parties Material Adverse Effect. Except as listed in Schedule 4.1 of the Seller Disclosure Schedule hereto, no Seller Party has any Subsidiaries.

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4.2           Enforceability; Authority. Each Seller Party has all requisite power and authority to execute and deliver this Agreement and each other Related Agreement to which such Seller Party is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller Party of this Agreement and each Related Agreement to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized and approved, and no other action on the part of any Seller Party is necessary to authorize the execution, delivery and performance of this Agreement or any Related Agreement to which such Seller Party is a party or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each Seller Party and constitutes, and, with respect to each other Related Agreement to which a Seller is a party, upon its execution and delivery by such Seller Party, will constitute, assuming the due execution of this Agreement and such other Related Agreement by the Buyers and/or the other parties thereto, a valid and binding obligation of such Seller Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

4.3           Consents; Approvals. Except as set forth in Schedule 4.3 of the Seller Disclosure Schedule, the execution and delivery of this Agreement by the Seller Parties and the consummation of the transactions contemplated hereby do not and will not:

(a)   violate or conflict with the provisions of the Organizational Documents of any Seller Party;

(b)   violate any Legal Requirement or Decree to which any Seller Party is subject or by which any of its material properties or assets are bound;

(c)   require any permit, consent or approval of, or the giving of any notice to, or filing with any Government Authority; or

(d)   result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the Acquired Assets under any of the terms, conditions or provisions of any Contract or any other instrument or obligation to which any Seller Party is a party, or by which it or any of their respective properties or assets may be bound; excluding from the foregoing clauses (b), (c) and (d) permits, consents, approvals, notices and filings the absence of which, and violations, breaches, defaults and Liens the existence of which, have not had, and would not reasonably be expected, individually or in the aggregate, to have, a Seller Parties Material Adverse Effect.

4.4           Financial Statements.

(a)   The Seller Parties have delivered to the Buyers (i) certain audited financial statements as of December 31, 2011 and January 31, 2012 and 2013 (the “Year End Financials”, and (ii) an unaudited balance sheet of the Seller Parties’ business as of September 30, 2014 (the “Balance Sheet”) and the related unaudited statements of operations, members’ equity and cash flows (the “Interim Reports”, and together with the Balance Sheet and the Year End Financials, the “Financial Statements”) as at and for the one (1)-month period ended September 30, 2014. The Financial Statements are certified by the principals of each Seller Party as true and accurate. The Financial Statements are broken out by division and present fairly in all material respects the financial condition of the Seller Parties’ business as of such date and the results of operations of the Seller Parties for such period, except that the Interim Reports may not contain all footnotes required by GAAP and are subject to normal year-end adjustments.

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(b)   Except as disclosed on Schedule 4.4(b) of the Seller Disclosure Schedule, there are no material liabilities or obligations related to the Acquired Assets (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities and obligations accrued or disclosed on the Balance Sheet and those liabilities and obligations accrued after the date thereof in the Ordinary Course of Business, none of which arise out of a breach of any Contract, tort, infringement, claim, lawsuit or breach of warranty.

4.5           Title to Assets. Except for properties and assets reflected on the Balance Sheet that have been sold or otherwise disposed of by the Seller in the Ordinary Course of Business, and as otherwise set forth on Schedule 4.5 of the Seller Disclosure Schedule, the Seller has good and marketable title to, or a valid leasehold interest in, all Acquired Assets, free and clear of all Liens and encumbrances.

4.6           Intentionally Omitted. .

4.7           Solvency; Insolvency Proceedings. (a) No insolvency proceedings of any kind, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Seller Parties or the Acquired Assets are pending or, to the Seller Parties’ Knowledge, threatened. No Seller Party has made an assignment for the benefit of creditors or taken any action with a view to, or that would constitute a valid basis for, the institution of any such insolvency proceedings. After giving effect to the transaction, the Seller Parties are not now insolvent and will not be rendered insolvent by any of the contemplated transactions. As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of the Seller Parties exceed the present fair saleable value of the Seller Parties’ assets and following the transactions contemplated by this Agreement each Seller Party shall be able to pay its debts as they become due.

(b)          The Buyers reserve the right to waive the solvency provisions found in Section 4.7(a) and may determine, in their sole discretion, to proceed with the Closing of the transactions.

4.8           Taxes.

(a)   All material Tax Returns required to be filed by or on behalf of each Seller Party with respect to the Acquired Assets have been timely filed and all Taxes shown as due thereon have been paid. No Seller Party is a beneficiary of any extension of time within which to file any Income Tax Return. Each Seller Party has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Third Party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. The Seller Parties have paid all sales Tax amounts owed or owing. There are no Liens (other than Permitted Liens) on any of the assets of any Seller that arose in connection with the failure (or alleged failure) to pay any Tax.

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(b)   There is no material dispute or claim concerning any Tax Liability of any Seller either (A) claimed or raised by any authority in writing or (B) as to which any of the officers or managers of any Seller has knowledge based upon personal contact with any agent of such authority.

(c)   Schedule 4.8(c) of the Seller Disclosure Schedule lists all federal, state, local, and foreign Tax Returns filed by or on behalf of the Seller for taxable periods ended on or after December 31, 2011, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. No Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)   No Seller, with respect to the Acquired Assets, has any Liability for the Taxes of any other Person as a transferee or successor, by Contract, or otherwise.

(e)   The aggregate unpaid Taxes of each Seller Party with respect to the Acquired Assets (i) did not, as of December 31, 2013, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Seller Party in filing their Tax Returns.

(f)    There is no material dispute or claim concerning any Tax Liability of any Seller Party either (i) claimed or raised by any authority in writing or (ii) as to which any of the officers or managers of Seller has Knowledge based upon personal contact with any agent of such authority.

(g)   Neither Seller Party, with respect to the Acquired Assets, has any Liability for the Taxes of any other Person as a transferee or successor, by Contract, or otherwise.

4.9           Litigation; Decrees.

(a)   Except as set forth on Schedule 4.9 of the Seller Disclosure Schedule, there is no material Proceeding pending or, to the Seller Parties’ Knowledge, threatened, against any Seller Party or relating to any of the Acquired Assets.

(b)   There is no Decree to which any Seller Party or any of the Acquired Assets is subject.

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4.10         Compliance With Laws; Permits.

(a)   Each Seller Party is in full compliance with each Legal Requirement that is applicable to it or the ownership of the Acquired Assets. No Seller Party has received any written notice or other communication (whether oral or written) from any Government Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement applicable to a Seller Party.

(b)   The Seller Parties possesses all Government Authorizations necessary for the ownership of their properties, except for such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect. Further, (i) to the Seller Parties’ Knowledge, all such Government Authorizations are in full force and effect and (ii) no Seller Party has received any written notice of any event, inquiry, investigation or proceeding threatening the validity of such Government Authorizations.

4.11         Operations of the Seller. Except as set forth on Schedule 4.11 of the Seller Disclosure Schedule, since December 31, 2013, through the date of this Agreement, there has not been any change, event or condition of any character that has had or would reasonably be expected to have a Seller Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 4.11 of the Seller Disclosure Schedule, since December 31, 2013, no Seller has:

(a)   sold, leased, transferred, or assigned any of its material assets;

(b)   entered into any Material Contract outside the Ordinary Course of Business;

(c)   accelerated, terminated, made material modifications to, or cancelled any Material Contract in any material respect;

(d)   transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Seller Intellectual Property Right, other than in the Ordinary Course of Business;

(e)   incurred any Indebtedness or incurred or become subject to any material liability, except current liabilities incurred in the Ordinary Course of Business and Liabilities under Contracts (other than liabilities for breach) entered into in the Ordinary Course of Business;

(f)    suffered any extraordinary losses or waived any rights of material value, whether or not in the Ordinary Course of Business;

(g)   experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property; or

(h)   committed to do any of the foregoing actions.

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4.12         Material Contracts.

(a)   Schedule 4.12(a) of the Seller Disclosure Schedule contains a complete and correct list identified by the Seller, as of the date of this Agreement, of the following Contracts to which any Seller is a party or by which any Seller is bound relating to the Acquired Assets (collectively, the “Material Contracts”), including:

(i)          any agreement (or group of related agreements) for the lease of personal property to or from a Person providing for lease payment in excess of $15,000 per annum, which is not terminable by the Seller on less than ninety (90) days’ notice;

(ii)         any License Agreement currently in effect;

(iii)        any License Agreement submitted to a Person for execution since January 1, 2013 but not yet executed and delivered to the Seller by such Person;

(iv)        any agreements relating to Intellectual Property Rights in and to the H by H Brands or any Related Mark;

(v)         any agreement imposing continuing confidentiality obligations on any Seller;

(vi)        all Contracts containing covenants that in any way purport to limit the freedom to engage in any line of business or to compete with any Person or in any geographical area; and

(vii)       any other agreement the performance of which involves consideration in excess of $15,000.

(b)   All Material Contracts are in full force and effect and in written form and true, correct and complete copies of all Material Contracts, including any amendments, waivers, supplements or other modifications thereto, have been made available to the Buyers. No Seller is in violation or breach of or in default under any Material Contract. No Proceeding or event or condition has occurred or exists or, to the Seller Parties’ Knowledge, is alleged by any party to have occurred or exist which, with notice or lapse of time or both, would constitute a default by any of the parties thereto of their respective obligations under a Material Contract (or would give rise to any right of termination or cancellation). To the Seller Parties’ Knowledge, no party to a Material Contract is in breach of a Material Contract, or has expressed in writing, orally, or through any other means of communication, plans to breach, terminate, re-negotiate, or fail to renew a Material Contract. The Closing of the transactions contemplated in this Agreement will not trigger any payments under a Material Contract outside of the Ordinary Course of Business, and will not cause the Seller to be in breach of any Material Contract.

(c)   Schedule 4.12(c) contains a complete and correct list of all written agreements, Contracts or instruments to which an Affiliate of any Seller Party is a party and pursuant to which a Seller Party is a beneficiary of any goods, services or other benefits related to the Acquired Assets.

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4.13         Absence of Employee Benefit Plans.

(a)   No Seller Party maintains or contributes to any Employee Benefit Plan which is for the benefit of any current or former employee, director or other personnel of such Seller Party and/or any ERISA Affiliate of such Seller Party or with respect to which such Seller or any ERISA Affiliate of such Seller Party has or may have a direct or indirect Liability.

(b)   No Seller Party nor any ERISA Affiliate thereof contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or employee pension plan subject to Title IV of ERISA or Code Section 412 or has any Liability, or indirect Liability, including any Liability on account of a “partial withdrawal” or complete withdrawal (as defined in ERISA Sections 4205 and 4203 respectively), under any Multiemployer Plan or under Title IV of ERISA. Neither Seller Party nor any ERISA Affiliates are bound by any Contract that would result in any direct or indirect Liability described in ERISA Section 4204.

4.14         Insurance. Schedule 4.14 of the Seller Disclosure Schedule sets forth an accurate and complete summary of each insurance policy providing for liability exposure (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which any Seller Party is currently a party, a named insured or otherwise the beneficiary of coverage (“Insurance Policies”). All such Insurance Policies are in full force and effect. Since January 1, 2010, the Seller Parties have paid all premiums due thereunder and, except as set forth in Schedule 4.14 of the Seller Disclosure Schedule, no notice (whether oral or written) of cancellation of any such coverage or increase in premiums thereof has been received by any Seller Party.

4.15         Environmental Matters. Except as set forth on Schedule 4.15 of the Seller Disclosure Schedule, in the conduct of the Seller Parties’ business and with respect to the ownership and operation of the Acquired Assets: (i) the Seller Parties have complied and is in compliance in all material respects with all Environmental and Safety Requirements; (ii) all Government Authorizations required under Environmental and Safety Requirements to be obtained by the Seller Parties are valid and in full force and effect, the Seller Parties have complied and are in compliance in all material respects with the terms and conditions of such permits and licenses; (iii) no Seller Party is subject to any suit, investigation, inquiry or proceeding by or before any court or Government Authority under Environmental and Safety Requirements in connection with its current or former operations, properties or facilities; (iv) no Seller Party, nor any of their respective predecessors or Affiliates, has caused a release of hazardous substances, and, to the Seller Parties’ Knowledge, no condition of contamination by hazardous substances is present, at the Seller Parties’ Leased Real Properties, if any and no facts, events or conditions relating to current or former facilities, properties or operations of any Seller Party or of its predecessors or Affiliates will give rise to any investigatory, remedial, or corrective obligations or other liabilities under Environmental and Safety Requirements; (v) neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of any Government Authority or other Person pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental and Safety Requirements; (vi) no Seller Party has received any written notice, report or other information regarding any violation of, or liability or obligation under any Environmental and Safety Requirement or that any existing Government Authorization that was obtained under any Environmental and Safety Requirement is to be revoked or suspended by any Government Authority or is not currently operating or required to be operating under, or subject to any outstanding compliance order, Decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under, or pertaining to matters regulated by, any Environmental and Safety Requirement; (vii) no Seller Party owns or operates any underground storage tanks and no such underground tanks are in violation of any Environmental and Safety Requirement; (viii) neither Seller Party, nor any of their respective predecessors or Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any hazardous materials, or owned or operated any property or facility in a manner that has given or would give rise to any liabilities or investigative, corrective or remedial obligations pursuant to CERCLA or any other Environmental and Safety Requirement; and (ix) to the Seller Parties’ Knowledge, the Seller have provided to the Buyers access to all environmental audits and reports to the current and former operations and facilities of each Seller Party and their predecessors or Affiliates.

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4.16         Intellectual Property.

(a)   Schedule 4.16(a) of the Seller Disclosure Schedule attached hereto sets forth a complete and correct list of (i) all registered trademarks, service marks, copyrights and patents owned by any Seller Party; (ii) all pending applications for registration of any trademarks or service marks owned by any Seller Party; (iii) all trade names, common law trademarks and unregistered marks owned and used by any Seller Party; (iv) all internet domain names, social network site handles, and URLs used, registered or applied for by any Seller Party; and (v) to the Seller Parties’ Knowledge, all Intellectual Property Rights related to the H by H Brands that are owned by any Person other than a Seller Party.

(b)   Intentionally Omitted.

(c)   Schedule 4.16(c) of the Seller Disclosure Schedule attached hereto sets forth a complete and correct list of: (i) all licenses or similar agreements or arrangements in which a Seller Party or its Affiliates are a licensor of Intellectual Property Rights that are related to or used in connection with the Acquired Assets, including any License Agreements or any similar arrangements or agreements, (ii) all licenses and similar agreements or arrangements in which a Seller Party or its Affiliates are a licensor of Intellectual Property Rights that are not otherwise listed under (i), and (iii) all other agreements or similar arrangements, in effect as of the date hereof, relating to the use of Intellectual Property Rights related to the H by H Brands as used by any Seller Party, including settlement agreements, consent-to-use or standstill agreements and standalone indemnification agreements.

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(d)   Except as set forth on Schedule 4.16(d) of the Seller Disclosure Schedule, (i) the Seller Parties own and possess all right, title and interest in and to, or have the enforceable right to use, the Intellectual Property Rights related to the H by H Brands, which are set forth in Schedule 4.16(a) of the Seller Disclosure Schedule, have a valid and enforceable right to use pursuant to the agreements set forth in Schedule 4.16(c) of the Seller Disclosure Schedule, or otherwise own and possess all right, title and interest in and to all other Intellectual Property Rights related to the H b y H Brand free and clear of all Liens, other than Permitted Liens (collectively, the “Seller Parties Intellectual Property Rights”), and (ii) no Seller Party has licensed any of the Seller Parties Intellectual Property Rights to any Third Party.

(e)   Except as set forth on Schedule 4.16(e), (i) no Seller Party has infringed, diluted, misappropriated or otherwise conflicted with any Intellectual Property Rights of any Person, including without limitation, rights under patents, trademarks, service marks, copyrights, publicity or personality rights, or otherwise; (ii) no Seller Party has Knowledge of any facts which indicate a likelihood of any of the foregoing; (iii) no Seller Party has received any written notices regarding any of the foregoing (including any demands that a Seller is required to license any Intellectual Property Rights, including Intellectual Property Rights related to the H by H Brands, from any Person or any requests for indemnification from customers) and (iv) no Seller Party has requested nor received any written opinions of counsel related to the foregoing.

(f)    Except as set forth on Schedule 4.16(f) of the Seller Disclosure Schedule, (i) no loss or expiration of any of the Seller Parties Intellectual Property Rights is threatened, pending or reasonably foreseeable, except for those rights expiring at the end of their current registration terms without renewal by a Seller Party (and not as a result of any act or omission by a Seller Party, including a failure by a Seller Party to pay any required maintenance or renewal fees); (ii) all of the Seller Parties Intellectual Property Rights are valid and enforceable; (iii) no claim by any Third Party contesting the validity, enforceability, use or ownership of any of the Seller Parties Intellectual Property Rights has been made, is currently outstanding or to the Knowledge of any Seller Party is threatened; (iv) to the extent the Seller Parties Intellectual Property Right is protected by applications or registrations, each Seller Party will continue to maintain and protect such applications and registrations prior to the Closing so as not to adversely affect the validity or enforceability thereof; and (v) no Seller Party has disclosed or allowed to be disclosed any of its trade secrets or confidential information to any Third Party other than pursuant to a written confidentiality agreement and each Seller Party has entered into written confidentiality agreements with all of their employees and independent contractors acknowledging the confidentiality of the Seller Parties Intellectual Property Rights.

(g)   Except as set forth on Schedule 4.16(g), to the Seller Parties’ Knowledge, no Person has infringed, diluted, misappropriated or otherwise conflicted with any of the Seller Parties Intellectual Property Rights and no Seller Party knows of any facts that indicate a likelihood of any of the same.

(h)   Except as set forth on Schedule 4.16(h), all Intellectual Property Rights related to the H by H Brands and owned by the Seller were: (i) developed by employees of the Seller Parties working within the scope of their employment; (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed appropriate instruments of assignment in favor of the Seller Parties as assignee that have conveyed to the Seller Parties ownership of all of such Person’s rights in such Intellectual Property Rights relating to such developments; or (iii) acquired in connection with acquisitions in which the Seller Party obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to such Intellectual Property Rights.

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(i)    Except as set forth in Schedule 4.16(i) of the Seller Disclosure Schedule, none of the Seller Parties Intellectual Property Rights is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by any Seller Party, or which may affect the validity, use or enforceability of the Seller Parties Intellectual Property Rights.

(j)    The Seller Parties have collected, used, imported, exported and protected all personally identifiable information, and other information relating to individuals protected by law, in accordance with the privacy policies of the Seller Party and in accordance with applicable law, including by entering into agreements, where applicable, governing the flow of such information across national borders.

(k)   Each item of the Seller Parties Intellectual Property Rights is valid, enforceable and subsisting in the United States and the jurisdictions set forth on Schedule 4.16(k) of the Seller Disclosure Schedule. Prior to the Closing, the Seller Parties will deliver to the Buyers all files, documents, or instruments necessary to the preservation and maintenance of the Seller Intellectual Property Rights.

(l)    No Seller Party owns, nor has pending, any patent applications or patents.

(m)  No Seller Party has or owns any copyright in any images of Roy Halston Frowick or in original sketches of products developed or similar materials that primarily relate to the H by H Brands.

4.17         Real Estate.

(a) Schedule 4.17(a) of the Disclosure Schedules sets forth all Owned Real Property. Seller Parties have good and marketable fee simple title to the Owned Real Property, free and clear of all Encumbrances.

(b) Schedule 4.17(b) of the Disclosure Schedules sets forth all Leased Real Property. Seller Parties are not in default under any lease agreements related to the Leased Real Property.

(c) Seller Parties have not received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the real property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the real property as currently operated. Neither the whole nor any material portion of any real property has been damaged or destroyed by fire or other casualty.

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4.18         Labor Relations; Compliance. Seller Parties are not a party to or bound by any collective bargaining or other agreement with a labor organization representing any of the employees. Seller Parties are in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the employees.

4.19         Affiliate Transactions. Except as set forth on Schedule 4.19 of the Seller Disclosure Schedule, and with respect to the Acquired Assets (a) there are no Contracts between a Seller Party, on the one hand, and any member, interest or right holder or any family member or affiliate of any such member, interest or right holder, on the other hand; (b) there are no Contracts between a Seller Party, on the one hand, and any employee or director or any family member or affiliate of any such person, on the other hand, other than employment agreements entered into in the Ordinary Course of Business; and (c) there are no loans or other indebtedness owing by any employee of any Seller Party or any family member or affiliate of any such Person to a Seller Party.

4.20         Brokers or Finders. No agent, broker, firm or other Person acting on behalf of a Seller Party or, to the Seller Parties’ Knowledge, any of their Affiliates is, or will be, entitled to any investment banking, commission, broker’s or finder’s fees from any of the parties hereto, or from any Affiliate of any of the Parties hereto, in connection with any of the transactions contemplated by this Agreement.

4.21         Investment Representations and Warranties .

(a)   Seller or its representatives are sophisticated investors familiar with the types of risks inherent in the acquisition of securities such as the XCel Shares and Warrants and that, by reason of its or its representatives knowledge and experience in financial and business matters in general, and investments of this type in particular, it or its representatives are capable or evaluating the merits and risks of an investment in the XCel Shares and Warrants.

(b)   Seller understands that XCel has determined that the exemption from the registration provisions of the Securities Act for transactions not involving a public offering is applicable to the issue and sale of the XCel Shares and the Warrants (and, XCel Shares issuable upon exercise of the Warrants (the “Warrant Shares”)), based, in part, upon the representations, warranties and agreements made by the Seller herein.

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(c)   Seller understands that (A) none of the XCel Shares, the Warrants nor the Warrant Shares have been registered under the Securities Act or the securities laws of any state, based upon an exemption from such registration requirements for non-public offerings pursuant to Regulation D under the Securities Act; (B) the XCel Shares, the Warrants and the Warrant Shares are and will be “restricted securities”, as said term is defined in Rule 144 of the rules and regulations promulgated under the Securities Act; (C) none of the XCel Shares, the Warrants nor the Warrant Shares may be sold or otherwise transferred unless they have been first registered under the Securities Act and all applicable state securities laws, or unless exemptions from such registration provisions are available with respect to said resale or transfer; (D) except as set forth in this Agreement, XCel is under no obligation to register the XCel Shares, the Warrants or the Warrant Shares under the Securities Act or any state securities laws, or to take any action to make any exemption from any such registration provisions available; (E) the certificates for the XCel Shares, the Warrants and the Warrant Shares will bear a legend to the effect that the transfer of the securities represented thereby is subject to the provisions hereof; (F) stop transfer instructions will be placed with the transfer agent for the Warrant Shares; and (G) Seller will not sell or otherwise transfer any of the XCel Shares, the Warrants or the Warrant Shares or any interest therein, unless and until: (i) said securities shall have first been registered under the Securities Act and all applicable state securities laws; or (ii) the Seller shall have first delivered to XCel a written opinion of counsel (which counsel and opinion (in form and substance) shall be satisfactory to XCel), to the effect that the proposed sale or transfer is exempt from the registration provisions of the Securities Act and all applicable state securities laws.

(d)   Seller is an “accredited investor,” as such term is defined in Regulation D of the rules and regulations promulgated under the Securities Act.

(e)   Seller is acquiring the XCel Shares and the Warrants for its own account and for the purpose of investment and not with a view to, or for resale in connection with, any distribution within the meaning of the Securities Act in violation of the Securities Act.

(f)    Seller has been given access to and an opportunity to examine such documents, materials and information concerning XCel as Seller deems to be necessary or advisable in order to reach and informed decision as to an investment in the XCel Shares and the Warrants.

4.22         Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this Article IV or expressly contained in any other Related Agreement, no Seller Party makes any other representation or warranty, express or implied. Seller Parties’ representations and warranties regarding the intent to use applications of the H by H Brands set forth on Schedule 4.22 hereto (the “Intent to Use Applications”) are subject to Section 1060(a) of the Lanham Act and Buyer’s fulfillment of its obligations under the Cooperation Agreement and Seller Parties shall have no liability for any failure to transfer or assign, when assignable, the Intent to Use Applications solely as a result of Buyers failure to fulfill its obligations pursuant to the Lanham Act.

ARTICLE V
Representations and Warranties of the Buyers

The Buyers hereby represent and warrant to the Seller Parties, that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except in each case as set forth in the disclosure schedule attached hereto (the “Buyer Disclosure Schedule”). Notwithstanding the foregoing, the representations and warranties in Sections 5.1(a), Section 5.2 and, to the Knowledge of Buyers, Section 5.7, shall be true and correct as of the date of this Agreement and will be correct and complete as of the Closing Date. The disclosures in any section or subsection of the Buyer Disclosure Schedule shall qualify the corresponding section or subsection in this Article V and any other section or subsection in which such disclosure is required to be included to the extent the relevance of such disclosure is reasonably apparent.

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5.1           Existence and Good Standing; Authorization.

(a)   Each Buyer is an entity duly formed, validly existing and in good standing under the laws of the state of its formation. Each Buyer has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. Each Buyer is duly qualified and, to the extent applicable, is in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by each Buyer or the nature of the business conducted by each Buyer makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)   Each Buyer has all requisite power and authority to execute and deliver this Agreement and each other Related Agreement to which such Buyer is a party, to perform its obligations hereunder and thereunder and to consummate the sale and the other transactions contemplated hereby and thereby. The execution, delivery and performance by each Buyer of this Agreement and each other Related Agreement to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized and approved, and no other action on the part of any Buyer is necessary to authorize the execution, delivery and performance by any Buyer of this Agreement or any other Related Agreement to which a Buyer is a party or the consummation thereby of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each Buyer and constitutes, and, with respect to each other Related Agreement, upon its execution and delivery by each Buyer party thereto, will constitute, assuming the due execution of this Agreement and such other Related Agreement by the Seller and/or the other parties thereto, a valid and binding obligation of that Buyer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

5.2           Consents and Approvals; No Violations. Except as set forth on Schedule 5.2 of the Buyer Disclosure Schedule, the execution and delivery of this Agreement by each Buyer, and the execution and delivery of each Related Agreement to which each Buyer is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)   violate or conflict with any provisions of the Organizational Documents of any Buyer;

(b)   violate any Legal Requirement or Decree to which any Buyer is subject or by which any of their respective material properties or assets are bound;

(c)   require any permit, consent or approval of, or the giving of any notice to, or filing with any Government Authority on or prior to the Closing Date; and

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(d)   result in a material violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the material properties or assets of any Buyer under any of the material terms, conditions or provisions of any Material Contract or any other instrument or obligation to which any Buyer is a party, or by which it or any of their respective material properties or assets may be bound; excluding from the foregoing clauses (b), (c) and (d) permits, consents, approvals, notices and filings the absence of which, and violations, breaches, defaults and Liens the existence of which, would not, individually or in the aggregate, reasonably be expected to prevent such Buyer from performing its obligations under this Agreement.

5.3           Undisclosed Liabilities. Other than as set forth on Schedule 5.3 of the Buyer Disclosure Schedule and as disclosed in the SEC Reports, no Buyer has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for Liabilities arising between the date hereof and the Closing Date.

5.4           Compliance with Laws.

(a)   Each of the Buyers is in full compliance with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership of its assets, except for such non-compliance, individually or in the aggregate, as would not reasonably be expected to have a Buyer Material Adverse Effect. None of the Buyers has received any written notice or other communication (whether oral or written) from any Government Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement.

(b)   Each Buyer possesses all Government Authorizations necessary for the ownership of its properties and the conduct of its business as currently conducted, except for such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect. Further, (i) to the Buyers’ Knowledge, all such Government Authorizations are in full force and effect and (ii) no Buyer has received any written notice of any event, inquiry, investigation or proceeding threatening the validity of such Government Authorizations.

5.5           Litigation. Except as set forth on Schedule 5.5 of the Buyer Disclosure Schedule:

(a)   There is no material Proceeding pending or, to the Buyers’ Knowledge, threatened, against any of the Buyers.

(b)   There is no Decree to which any of the Buyers is subject, and each of the Buyers is in compliance with each Decree to which it or its properties or assets are subject.

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5.6           Buyer Environmental Matters. Each Buyer has complied and is in compliance in all material respects with all Environmental and Safety Requirements. All Government Authorizations required under Environmental and Safety Requirements to be obtained by each Buyer are valid and in full force and effect, each Buyer has complied and is in compliance in all material respects with the terms and conditions of such permits and licenses. None of the Buyers is subject to any suit, investigation, inquiry or proceeding by or before any court or Government Authority under Environmental and Safety Requirements in connection with its current or former operations, properties or facilities. No Buyer, nor any of its predecessors or Affiliates, has caused a release of hazardous substances, and, to the Buyers’ Knowledge, no condition of contamination by hazardous substances is present, at any Buyer’s Leased Real Properties, if any and no facts, events or conditions relating to current or former facilities, properties or operations of any Buyer or of its predecessors or Affiliates will give rise to any investigatory, remedial, or corrective obligations or other liabilities under Environmental and Safety Requirements. Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of any Government Authority or other Person pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental and Safety Requirements. To the Buyers’ Knowledge, each Buyer has made available to the Seller copies of all material documents within its possession (including all Phase I and Phase II reports) concerning compliance with Environmental and Safety Requirements with respect to the current or former operations or facilities of each Buyer and its predecessors and Affiliates. None of the Buyers has received any written notice, report or other information regarding any violation of, or liability or obligation under any Environmental and Safety Requirement or that any existing Government Authorization that was obtained under any Environmental and Safety Requirement is to be revoked or suspended by any Government Authority or is not currently operating or required to be operating under, or subject to any outstanding compliance order, Decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under, or pertaining to matters regulated by, any Environmental and Safety Requirement. No Buyer owns or operates any underground storage tanks and no such underground tanks are in violation of any Environmental and Safety Requirement. No Buyer, nor any of its predecessors or Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any hazardous materials, or owned or operated any Buyer’s business or any property or facility relating to any Buyer’s business in a manner that has given or would give rise to any liabilities or investigative, corrective or remedial obligations pursuant to CERCLA or any other Environmental and Safety Requirement.

5.7           Taxes. There are no Taxes due and payable by any Buyer which have not been timely paid. There are no accrued and unpaid Taxes of any Buyer which are due, whether or not assessed or disputed. There have been no examinations or audits of any Tax Returns of Buyers by any Government Authority. Each Buyer has duly and timely filed all Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year.

5.8           Brokers’ or Finders’ Fees. No agent, broker, firm or other Person acting on behalf of any Buyer is, or will be, entitled to any investment banking, commission, broker’s or finder’s fees from any of the parties hereto for which the Seller would be responsible to pay, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

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5.9           XCel Shares. All of the XCel Shares issuable in accordance with this Agreement and the Related Agreements will be, when so issued, duly authorized, validly issued, fully paid and non-assessable and free and clear of any Liens (other than those created under federal and state securities laws, any Lock-Up Agreement, and the Voting Agreement) and not subject to preemptive or other similar rights of the stockholders of XCel.

5.10         Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this Article V or expressly contained in any other Related Agreement, no Buyer makes any other representation or warranty, express or implied.

ARTICLE VI
Pre-Closing Covenants

6.1           Efforts to Closing. On the terms and subject to the conditions in this Agreement, and provided that none of the Buyers is in default hereunder, the Seller agrees to use commercially reasonable efforts to take, or cause to be taken, all actions as may reasonably be necessary to consummate the transactions contemplated hereby and to cause the conditions set forth in Article VIII to be satisfied, and the Buyers agree to use their commercially reasonable efforts to take, or cause to be taken, all actions as may reasonably be necessary to consummate the transactions contemplated hereby and to cause the conditions set forth in Article IX to be satisfied as soon as practicable after the date hereof but not later than December 31, 2014. Without limiting the generality of the foregoing, the Seller shall give or cause to be given any notices to Third Parties required to be given pursuant to any Contract to which they are a party as a result of this Agreement or any of the transactions contemplated hereby. The Seller shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to the Buyers at or prior to the Closing, all consents, waivers and approvals required to be obtained under each Contract to which it is a party or by which it is bound in form and substance reasonably acceptable to the Buyers. The Buyers shall use commercially reasonable efforts to cooperate with the Seller in the Seller’s efforts to obtain the aforementioned consents, including by providing such information as the other contracting parties may reasonably request.

6.2           Fairness Opinion. The Buyers shall have obtained such fairness or valuation opinion from a nationally recognized firm as Buyers deem appropriate in their sole discretion (the “Fairness Opinion”).

6.3           Conduct of the Business. From the date of this Agreement until the Closing Date, each Seller shall conduct its business in the Ordinary Course of Business; make ordinary design, marketing, advertising, promotional and other budgeted expenditures; and use commercially reasonable efforts to preserve and maintain the ongoing operations, organization, assets and goodwill of its business and the Acquired Assets. Further, and without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date, except as may be first approved by the Buyers in writing, or as is otherwise expressly permitted or required by this Agreement, the Seller shall not:

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(a)   Sell or dispose of any of the Acquired Assets;

(b)   Create or suffer or permit the creation of any Lien including but not limited to any royalty advances or other advances from Third Parties (other than Permitted Liens) on any of the Acquired Assets or with respect thereto or otherwise impair the Acquired Assets;

(c)   Take any action that would reasonably be likely to prevent the Seller from consummating the transactions contemplated in this Agreement;

(d)   Fail to maintain the Seller Intellectual Property Rights, including all trademark, domain name, and other registrations;

(e)   Knowingly violate any applicable material Legal Requirement;

(f)    Take, or fail to take, any other action which would reasonably be expected to result in a material breach or inaccuracy in any of the representations or warranties of the Seller contained in this Agreement; or

(g)   Agree or commit, whether in writing or otherwise, to take any of the actions specified in the foregoing clauses.

6.4           Access and Investigation. The Seller will permit the Buyers and their respective Representatives to have reasonable access, prior to the Closing Date, to the properties and to the Books and Records of the Seller during normal working hours and upon reasonable advance notice, for Buyers to familiarize themselves with the Seller’s properties, their respective businesses and operating and financial conditions of the Seller. As promptly as practicable after the end of each month ended after the date of this Agreement and prior to the Closing Date, the Seller shall deliver to XCel unaudited financial statements of the Seller as at and for the year through the end of the most recently completed fiscal month. Prior to and following the Closing Date, the Seller shall give the Buyers full access to all of Seller’s Books and Records related to Seller’s business and Seller’s use of the Seller Parties Intellectual Property Rights.

6.5           Exclusivity. Provided that none of the Buyers is in breach of this Agreement, Seller agrees that neither Seller nor any of its members or officers shall, and that they shall cause their Affiliates, employees, agents and Representatives (including any investment banker, attorney or accountant retained by them) not to (and shall not authorize any of them to) directly or indirectly: (a) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any offer or proposal from any Person (other than the Buyers) concerning any proposal for a merger, sale of substantial assets (including the license of any assets), sale of shares of stock or securities of Seller, business combination involving Seller, or other takeover or business combination transaction involving Seller or any sale of the Acquired Assets other than in accordance with this Agreement (each an “Alternate Proposal”); (b) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or otherwise cooperate in any respect with, any Alternate Proposal; (c) engage in discussions with any Person with respect to any Alternate Proposal (except to inform such Person that these restrictions exist); (d) approve, endorse or recommend any Alternate Proposal; or (e) enter into any letter of intent or similar document or any contract, agreement, arrangement, understanding or commitment contemplating any Alternate Proposal or transaction contemplated thereby or requiring opposition to or seeking to prevent or undermine the transactions contemplated by this Agreement. The Seller will immediately cease any and all existing activities, discussions or negotiations with any Third Parties conducted heretofore with respect to any Alternate Proposal. The obligations set forth in this Section 6.5 shall terminate upon the earlier of (i) the termination of this Agreement in accordance with Section 10.1 hereof or (ii) the Closing Date.

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6.6           Notice of Developments. The Seller shall promptly advise the Buyers, and each Buyer, as the case may be, shall promptly advise the Seller, in writing of any (a) event, circumstance or development that results (or would reasonably be expected to result on the Closing Date) in a breach of any representation, warranty or covenant made by it in this Agreement and (b) any material failure of the Seller or the Buyers, as the case may be, to comply with or satisfy any condition or agreement to be complied with or satisfied by it hereunder; provided that no disclosure pursuant to this Section 6.6 shall be deemed to amend or supplement any provision of this Agreement or any disclosure schedule hereto, or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

6.7           Insurance. The Seller shall keep, or cause to be kept, all insurance policies, or suitable replacements therefor, to the extent relating to the Acquired Assets, in full force and effect through the close of business on the Closing Date.

6.8           Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the existence or subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing requirement (including, without limitation, the listing requirements of the Nasdaq Global Market and securities laws applicable to Buyers) or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use commercially reasonable efforts to advise the other Party a reasonable period of time prior to making the disclosure and to provide such other Party the opportunity to comment thereon). The Seller acknowledges and agrees that Buyers may be required to file a Current Report on Form 8-K disclosing the transactions contemplated by this Agreement and attaching as an exhibit thereto a copy of this Agreement.

6.9           Lock-Up Agreements.

The Seller and Seller Designee agree to execute an agreement (a “Lock-Up Agreement”) in form and substance attached hereto as Exhibit A-1 and Exhibit A-2, respectively; provided, that, notwithstanding the foregoing, the terms of the Lock-Up Agreements shall in no event be more restrictive than those agreed to by the officers or directors of any of the Buyers.

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6.10         Registration of XCel Shares.    Upon expiration of the twelve (12) month period from the date that the XCel Shares are issued pursuant to Section 3.3 (such period referred to as the “Initial Period”), XCel agrees to file with the SEC a registration statement under the Securities Act (the “Registration Statement”), and make any filings with state securities agencies reasonably requested of it, to permit the resale from time to time of the Xcel Shares issued under this Agreement (including the Warrant Shares and any securities issued in exchange therefor or in respect thereof (the “Registrable Securities”). XCel shall use commercially reasonable efforts to cause such registration statement to become effective within sixty (60) days from the expiration of the Initial Period and use commercially reasonable efforts to cause the Registration Statement to remain effective until the earlier of such time as all of the Registrable Securities covered thereby have been disposed of or the three year anniversary of the effectiveness of the Registration Statement (the “Effectiveness Period”); provided that XCel may cease to maintain the effectiveness of the Registration Statement, if it is not at such time eligible to utilize Form S-3 and it determines that it is not commercially feasible to maintain, and does not maintain, the effectiveness of any Selling Securityholder Registration Statement; provided further that if XCel ceases to maintain the effectiveness of the Registration Statement, if XCel later becomes eligible to utilize Form S-3 or at any time thereafter it files a shelf registration statement with respect to shares of common stock owned by any officer of XCel, XCel shall promptly file with the SEC a Registration Statement to permit the resale of the Registrable Securities from time to time and maintain the effectiveness thereof for the Effectiveness Period.  All expenses in connection with the preparation of such registration statement (other than the expenses of counsel for the holder of the applicable XCel Shares and selling discounts and commissions, brokerage fees relating to the sale of Registrable Securities by the holders thereof) shall be borne by XCel.  XCel shall indemnify and hold harmless each holder of Registrable Securities sold in connection with any such registration from and against any and all Damages caused by (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement, prospectus, offering circular or other document relating to such Registrable Securities, or any omission or alleged omission to state a material fact required to be stated in order to make the statements therein not misleading, or (b) any violation (or alleged violation) by XCel of the Securities Act, the Exchange Act, or any Legal Requirement in connection with such registration statement.  Each holder of Registrable Securities sold in connection with any such registration (on a several and not a joint basis) shall indemnify and hold XCel harmless from and against any and all Damages caused by any untrue statement or alleged untrue statement of a material fact contained in any information provided in writing by such holder of Registrable Securities specifically for inclusion in such registration statement or prospectus relating to such holder of Registrable Securities; provided that the only information for which a holder of Registrable Securities shall be liable is the information regarding its beneficial ownership of the Registrable Securities; provided further that such holder shall not be liable in any such case to the extent that such holder has furnished in writing to XCel prior to the date of such registration statement, or prospectus information which corrected or made not misleading the information previously furnished by such holder to XCel, and XCel failed to update such information.  Notwithstanding anything to the foregoing, (i) XCel shall not be obligated to register any XCel Shares that may be sold pursuant to Rule 144 of the Securities Act, without limitation as to volume or manner of sale in the opinion of counsel to the holder of Registrable Securities and (ii) in the event that XCel has filed a registration statement relating to an underwritten public offering prior to the expiration of the Initial Period or the Seller is subject to an underwriter lock-up, (a) XCel shall not be obligated to file a registration statement until the 10th day following the expiration of the underwriter lock-up period and (b) XCel shall use commercially reasonable efforts to cause such registration statement to become effective as promptly as reasonably practicable thereafter or such later date as may be requested by the holders of such XCel Shares. The foregoing agreements set forth in this Section 6.10 shall be deemed for the benefit of any subsequent holder of Registrable Securities and any such holder shall be entitled to enforce this Section 6.10.

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“Selling Securityholder Registration Statement” means a registration statement registering for sale shares of common stock of XCel by a holder of XCel’s common stock.

6.11         Host. The Seller will use its best efforts to assist Buyer to find a host for the H by H Brands to appear on direct-response television prior to the launch of the H by H Brands.

6.12         Further Action. Prior to the Closing, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Legal Requirements, and execute and deliver such documents and other papers, as may be required to consummate the transactions contemplated herein.

ARTICLE VII
Post-Closing Covenants

7.1           Cooperation. The Parties shall cooperate with each other, including, without limitation, pursuant to the Cooperation Agreement, and shall use their commercially reasonable efforts to cause their respective Representatives to cooperate with each other, to provide an orderly transition of the Acquired Assets from the Seller to Buyers and to minimize the disruption to the Seller operations resulting from the transactions contemplated hereby.

Moreover, the Parties and their permitted licensees, sublicensees, assignees, successors and assigns, will (i) ensure that they each maintain levels of quality of all permitted goods and/or services identified by any trademark or service mark either owns containing the word “HALSTON” or marks closely associated with such Halston marks comparable to or higher than the levels of quality associated with those goods and/or services identified by such marks prior to the Closing Date; (ii) refrain from producing or selling any products or providing any services that will cause material harm or prejudice to the goodwill or reputation of any trademark or service mark either owns containing the word “HALSTON” or marks closely associated with such marks; (iii) cooperate with one another in any actions to (a) enforce the trademark and/or service mark rights of one of the Parties in any trademark or service mark either owns containing the word “HALSTON” or marks closely associated with such marks against a Third Party that is infringing, diluting, or otherwise using one or more of such marks without authority form either Party, and to (b) defend the trademark and/or service mark rights of one of the Parties in any such trademark or service mark against any allegations of trademark or service mark infringement, dilution, and/or abandonment; and  (iv) take reasonable steps to prevent consumer confusion between the respective uses of any trademark or service mark they own containing the word “HALSTON” or closely associated with such marks. The Seller Parties and the Buyers shall each permit the other Party from time to time to inspect the of quality of all permitted goods and/or services identified by any trademark or service mark either owns containing the word “HALSTON” or marks closely associated with such Halston marks for conformance with the foregoing provisions.

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7.2           Taxes Related to Purchase of Assets; Tax Cooperation.

(a)   The Buyers, on the one hand, and the Seller, on the other hand, shall each be responsible for one-half of any and all stamp, transfer, documentary, sales and use, registration and other similar taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the “Transfer Taxes”) regardless of the Person liable for such Transfer Taxes under applicable Legal Requirements. Except to the extent required to be filed by the Seller, the Buyers shall properly file on a timely basis all necessary Tax Returns and other documentation with respect to all Transfer Taxes, provided that the Buyers shall provide copies of all such Transfer Tax Returns to the Seller at least twenty (20) days prior to the due date thereof for Seller’ review and approval. The non-filing Party shall promptly reimburse the filing Party for 50% of the amount of such Transfer Tax within ten (10) Business Days of receipt by the non-filing Party of evidence of the timely filing and payment thereof. The provisions of this Section 7.2 and no other provision, shall govern the economic burden of Transfer Taxes. Each of Buyers and Seller shall (and shall cause their respective Affiliates to) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or reports with respect to, Transfer Taxes.

(b)   All Taxes and assessments on the Acquired Assets for any taxable period commencing on or prior to the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be prorated between the Buyers and the Seller as of the close of business on the Closing Date based on the best information then available, with (a) the Seller liable for such Taxes attributable to any portion of a Straddle Period ending on or prior to the Closing Date and (b) the Buyers being liable for such Taxes attributable to any portion of a Straddle Period beginning after the Closing Date. Information available after the Closing Date that alters the amount of Taxes due with respect to the Straddle Period will be taken into account and any change in the amount of such Taxes shall be prorated between the Buyers the Seller as set forth in the next sentence. All pro-rations of Straddle Period Taxes on the Acquired Assets shall be allocated so that items relating to the portion of a Straddle Period ending on or prior to the Closing Date shall be allocated to the Seller based upon the number of days in the Straddle Period on or prior to the Closing Date and items related to the portion of a Straddle Period beginning after the Closing Date shall be allocated to the Buyers based upon the number of days in the Straddle Period after the Closing Date. The amount of all such prorations that must be paid in order to convey the Acquired Assets to the Buyers free and clear of all Liens other than Permitted Liens have been calculated and shall be paid on the Closing Date; all other prorations shall be calculated and paid as soon as practicable thereafter.

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(c)   The Seller and the Buyers shall (and shall cause their respective Affiliates to) cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other party’s expense) in a timely fashion such personnel, Tax data, relevant Tax Returns or portions thereof and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably requested, including, without limitation, (a) for the preparation by such other party of any Tax Returns or (b) in connection with any Tax audit or proceeding including one party (or an Affiliate thereof) to the extent such Tax audit or proceeding relates to or arises from the transactions contemplated by this Agreement.

7.3           Noncompetition.

(a)   From and after the Closing, Seller shall not, and shall cause its licensees, distributors, successors and assigns and its and their respective Affiliates not to, directly or indirectly, on its own behalf, as an agent of, on behalf of or in conjunction with, or as a member, partner or shareholder of, or through management, operation, control (or participation in the ownership, management, operation or control of) any other firm, corporation or other entity or Person, manufacture, advertise, promote, develop, sell, or distribute products bearing the Seller Brands or any Related Mark: (i) in the better or missy departments in any distribution channel or similarly positioned departments for other categories of products, (ii) through any Direct Response Television Channel or (iii) to such U.S. retailers as set forth on Schedule 7.3(a)(iii) or to such non-U.S. mass retailers that are direct competitors of the retailers set forth on Schedule 7.3(a)(iii) in terms of quality of goods, price points and distribution.

(b)   Notwithstanding anything to the contrary contained herein:

(i)          Seller, its licensees and distributors, successors and assigns may manufacture, advertise, promote, develop, sell, or distribute products bearing the Seller Brands or any Related Mark in the luxury, contemporary or bridge departments or similarly positioned departments for other categories of products;

(ii)         Seller and its respective Affiliates shall be permitted to enter into the Master License Agreement and perform the obligations and conduct the business as contemplated thereby; and

(iii)        the provisions of Section 7.3(a)(i) shall (without any further action or consent of any person (including, without limitation, any party hereto)) immediately cease to be of any further force or effect, upon Seller’s Senior Creditor’s enforcement of its security interests in the Seller’s assets (including the Seller Brands and Related Marks) (whether by foreclosure or otherwise (including through any orderly sale made at the direction or with the consent of Seller’s Senior Creditor)). Each Buyer (for itself and each of its Affiliates, agents and partners) hereby agrees that no restrictions set forth in Section 7.3(a)(i) shall apply to Seller’s Senior Creditor or any transferee (or subsequent transferee) of the Seller Brands and Related Marks in connection with any such enforcement of Seller’s Senior Creditor’s security interest in the Seller’s assets, provided that the provisions of Section 7.3(a)(ii) and Section 7.3(a)(iii) shall be applicable to any Person that obtains the Seller Brands.

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Notwithstanding anything to the contrary contained in this Section 7.3(b), in the event that the obligations owing to Seller’s Senior Creditor are paid in full or Seller’s Senior Creditor assigns the note related to such obligations to a Seller Party or their respective Affiliates, all of the provisions in this Section 7.3(b)(iii) shall be null and void.

(c)   From and after the Closing, Buyers shall not, and shall cause their licensees, distributors, successors and assigns and their respective Affiliates not to, directly or indirectly, on its own behalf, as an agent of, on behalf of or in conjunction with, or as a member, partner or shareholder of, or through management, operation, control (or participation in the ownership, management, operation or control of) any other firm, corporation or other entity or Person:

(i)          manufacture, advertise, promote, develop, sell or distribute products bearing the “H HALSTON” trademark or brand: (x) in the luxury, contemporary or bridge departments in any distribution channel or to such retailers as set forth on Schedule 7.3(c)(i) or (y) through any Direct Response Television Channel other than pursuant to the Buyer QVC Agreement;

(ii)         manufacture, advertise, promote, develop, sell or distribute products bearing the “H by HALSTON” trademark or brand in the luxury, contemporary or bridge departments in any distribution channel or to such retailers as set forth on Schedule 7.3(c)(i); provided, however, that Buyers shall be have the right to permit solely QVC to manufacture, develop, sell or distribute products bearing the H by Halston trademark or brand pursuant to the Buyer QVC Agreement;

(iii)        develop, advertise, promote, sell or distribute products bearing the (x) “H BY HALSTON” trademark or brand in the People’s Republic of China through Direct Response Television until and after the second anniversary of the Closing and (y) “H HALSTON” trademark or brand in People’s Republic of China unless Seller elects to terminate the Master License Agreement in accordance with Section 10.4 thereof;

(iv)        create, devise, or develop any derivative of the H by H Brands or any related or derivative mark; and

(v)         manufacture, develop, sell or distribute products bearing the H by H Brands to such retailers set forth on Schedule 7.3(c)(v).

Notwithstanding anything to the contrary contained in this Agreement, Buyer shall (i) be required to use commercially reasonable efforts to cause QVC, in its capacity as a licensee, to comply with the provisions of Section 7.3(c); and (ii) not permit QVC to sublicense QVC’s rights with respect to the H by H Brands to any third party, other than to a QVC affiliate or in connection with the manufacturing or promotion (but not distribution) of products pursuant to the Buyer QVC Agreement.

(d)   In the event the Buyer QVC Agreement is terminated or not renewed, Buyers shall not, and shall cause their licensees to not, directly or indirectly, on its own behalf, as an agent of, on behalf of or in conjunction with, or as a member, partner or shareholder of, any other firm, corporation or other entity or Person to manufacture, advertise, promote, develop, sell or distribute products bearing the “H by HALSTON” trademark in the luxury, contemporary or bridge departments in any distribution channel or to such retailers as set forth on Schedule 7.3(c)(i).

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(e)   Each of Seller and the Buyers are entitled (without limitation of any other remedy) to specific performance and/or injunctive relief with respect to any breach or threatened breach of the covenants in this Section 7.3. If any court of competent jurisdiction at any time deems the time periods for the foregoing covenants too lengthy or the scope of the covenants too broad, the restrictive time periods will be deemed to be the longest period permissible by law, and the scope will be deemed to comprise the broadest scope permissible by law under the circumstances. It is the intent of the parties to protect and preserve the Excluded Assets and the Acquired Assets and therefore the parties agree and direct that the time period and scope of the foregoing covenants will be the maximum permissible duration and size.

7.4           Conduct of Seller Business. From the Closing Date until the second anniversary thereof, the Seller shall, and shall cause their respective Affiliates to, maintain the current position of the “HALSTON HERITAGE” brand in the marketplace and in Seller’s Affiliate’s business in a manner consistent with past practice as of the two year period prior to the Closing Date.

7.5           Acquired Assets; Collateral and Training.

(a)   The Seller agrees to execute on or before the Closing Date all necessary documents with respect to the assignment of the Acquired Assets owned by Seller to each Buyer (including, without limitation, registrations thereof, if any). Upon the written request of a Buyer its successors, legal representatives or assigns, Seller agrees that at any time from and after the Closing Date, Seller will use commercially reasonable efforts to communicate with the Buyers, their respective successors, legal representatives and assigns all information known to Buyers relating to the Acquired Assets in the United States and worldwide and that Seller will execute and deliver any papers, make rightful oaths, testify in any legal proceedings, and perform all other lawful acts reasonably deemed necessary or desirable by Buyers, their successors, legal representatives and assigns, to convey or perfect the Buyers’ rights to the Acquired Assets and to enforce or defend Buyers’ and their assigns’ rights in and to the Acquired Assets, provided, that the Parties shall enter into a Cooperation Agreement in the form attached hereto as Exhibit D with respect to any jurisdiction or territory which does not permit separate ownership of trademarks or registered intellectual property rights in related or similar marks (the “Cooperation Territories”).

(b)   The Buyers shall reimburse the Seller for all reasonable and documented out-of-pocket expenses incurred in providing the cooperation set forth herein following the Closing Date, provided that the Seller shall maintain its existing registrations at its cost and expense in the Cooperation Territories until Buyers are able to obtain separate registrations in the Acquired Assets.

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(c)   The Seller agrees to make available to Buyers following the Closing Date any archived designs, marketing and advertising materials and images and other collateral related to the “HALSTON,” “HALSTON HERITAGE,” and “H BY HALSTON” brand, provided, that any use of any marketing and advertising materials, images or other collateral relating to the “HALSTON” or “HALSTON HERITAGE” brands and developed, created, devised, authored or owned by Seller may not be used without Seller’s prior written consent.

(d)   The Seller agrees to provide, or to cause its Affiliates to provide, training to each Buyer’s designers regarding the “HALSTON” brand from the Closing Date until the second anniversary thereof. Such trainings shall be conducted a maximum of once every six (6) months. The cost and expense of travel related to such trainings shall be borne by the Buyers and the cost of the training shall be borne by the Seller.

(e)   Following the Closing Date, the Seller and the Buyers shall devise a list of mutually agreeable marketing and advertising materials that are owned by Seller, as to which Buyers are permitted to use in the sale and promotion of products bearing the H by H Brands.

7.6           Right of Notice. The Seller shall provide thirty (30) days prior written notice to the Buyers of any transactions involving the sale of any of the Seller Brands, provided, however that there shall be no liability for failure of Seller to provide such notice in the event of any transaction or disposition resulting from the exercise of Seller’s Senior Creditor’s remedies (including, without limitation, enforcement of its security interests in the Seller’s assets (including the Seller Brands and Related Marks) (whether by foreclosure or otherwise (including through any orderly sale made at the direction or with the consent of Seller’s Senior Creditor))).

7.7           Additional Financial Statements. The Seller shall use commercially reasonable efforts to assist the Buyers in the preparation of any financial statements required by the SEC in connection with the transactions contemplated by this Agreement, if any, at the Seller’s cost and expense, including without limitation providing the Buyers with full access during normal business hours, and in a manner so as not to interfere with the normal business operations of the Seller and on reasonable advance notice, but in any event not less than five (5) Business Days, to all relevant books, records, work papers, information and employees and auditors of the Seller, solely to the extent necessary in connection with the preparation of any such financial statements.

7.8           Confidentiality. From and after the date hereof, until three (3) years from the date hereof, Seller and each Buyer shall, and shall cause each of its respective Affiliates to, treat as confidential and use commercially reasonable efforts to safeguard and not to use, except as expressly agreed in writing by the Buyers, any and all Seller Information included within the Acquired Assets, including the Seller Parties Intellectual Property Rights, in each case using the standard of care reasonably necessary to prevent the unauthorized use, dissemination or disclosure of such Seller Information. For purposes of this Section 7.8, from and after the date hereof, confidential information included within the Acquired Assets shall be deemed to be “Seller Information” notwithstanding the fact that such information was available to or in the possession of any Seller or any of their Affiliates prior to the Closing. From the date of this Agreement to the Closing, each Buyer shall, and shall cause each of its Affiliates to, treat as confidential and use commercially reasonable efforts to safeguard and not to use, except as expressly agreed in writing by the Seller, any and all Seller Information, in each case using the standard of care reasonably necessary to prevent the unauthorized use, dissemination or disclosure of such Seller Information. Notwithstanding the generality of the foregoing, nothing in this Section 7.8 shall prohibit any Party from making public disclosures required by applicable Legal Requirements, according to Section 12.1.

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7.9           Agreement to Vote. Each of the Seller and the Seller Designee agrees to enter into a voting agreement at the Closing, in substantially the form attached hereto as Exhibit B-1 and Exhibit B-2 (the “Voting Agreement”). The Seller, Seller Designee and XCel agree to comply with the terms of the Voting Agreement.

7.10         Access to Records . At all times after the Closing, each Party will permit the other Parties and their Affiliates reasonable access on not less than five (5) business days prior written notice, during normal business hours, at the sole cost and expense of the requesting party and in a manner that will not unreasonably interfere with the normal operations of the providing party, to and the right to make copies of the Books and Records and such other books and records of such Party relating to the Seller and/or the Acquired Assets existing prior to Closing and in such providing party’s possession or control; provided, however, that the requesting party shall only use such information (a) to protect or enforce its rights or perform its obligations under this Agreement and any agreements entered into among the parties in connection herewith or (b) in connection with tax or other regulatory filings, litigation or financial reporting. In addition, the providing party will make available to the requesting party or its Affiliate, upon reasonable request and to the extent still employed by the providing party, personnel who are familiar with any such matter requested.

7.11         Recording of Intellectual Property Assignments. The Seller and Buyers shall cooperate to timely record and file the appropriate intellectual property assignments with the appropriate Government Authorities as promptly as practicable following the Closing.

7.12         Foreign Intellectual Property. The Seller agrees to use commercially reasonably efforts to take, or cause to be taken, all actions, as any of the Buyers may reasonably request or as may be otherwise necessary to assist with the registration and transfer of all foreign trademarks included in the Acquired Assets as set forth in the Cooperation Agreement.

7.13         Buyer QVC Agreement. The Seller acknowledges and agrees that the Sellers shall have no rights under the Buyer QVC Agreement and shall not interfere with the Buyers’ business with the Buyer QVC Agreement unless requested by the Buyers. Notwithstanding the foregoing, the Buyers shall not modify, amend, supplement, restate or replace the Buyer QVC Agreement in any manner that would adversely affect Seller’s rights under Section 7.3.

7.14         Further Assurances. From time to time following the Closing, each Party shall execute and deliver, or cause to be executed and delivered, such instruments and documents as a party may reasonably request or as may be otherwise necessary to more effectively consummate the transactions contemplated hereby. Following the Closing, the Seller Parties agree to forward to the Buyers any correspondence or other communications addressed to any Seller Party received by them that relates to the H HALSTON mark under the Master License Agreement.

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ARTICLE VIII
Conditions Precedent to Buyers’ Obligation to Close

The Buyers’ obligation to purchase the Acquired Assets and the Buyers’ obligations to take the other actions required to be taken by the Buyers are the Closing is subject to the satisfaction at or prior to the Closing, of each of the following conditions (any of which may be waived by the Buyers, in whole or in part):

8.1           Truth of Representations and Warranties. The representations and warranties of the Seller Parties contained in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and on and as of the Closing Date, except to the extent that any such representation or warranty expressly relates to an earlier date, in which case such representation and warranty qualified as to materiality shall be true and correct, and such representation and warranty not so qualified shall be true and correct in all material respects, as of such earlier date.

8.2           Fairness Opinion. The Buyers shall have obtained an appropriate Fairness Opinion from a nationally recognized firm.

8.3           Performance of Agreements. Each of the covenants and agreements of the Seller to be performed or complied with by it at or prior to the Closing Date pursuant to the terms hereof, shall have been performed or complied with in all material respects.

8.4           Certificate. The Seller Parties shall have delivered (and caused to be delivered) to the Buyers a certificate, dated the Closing Date and executed by or on behalf of the Seller Parties, certifying as to the satisfaction of the conditions set forth in Sections 8.1 and 8.3 of this Agreement.

8.5           No Injunction. No court or other Government Authority shall have issued a Decree, which shall then be in effect, restraining or prohibiting the completion of the transactions contemplated hereby.

8.6           Governmental and Other Approvals. All of the Government Authorizations and third-party consents and approvals set forth on Schedule 8.6 shall have been received and shall be in full force and effect.

8.7           Lien Release. The Buyers shall have received copies of releases of all Liens (other than Permitted Liens) against any asset, property or right of the Acquired Assets.

8.8           Assignments. The Seller shall have received written assignments, in forms reasonably satisfactory to the Buyers, of all Seller Intellectual Property Rights.

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8.9           Completion of Due Diligence. Buyers shall have completed, to their reasonable satisfaction, a due diligence investigation of the Seller.

8.10         No Seller Parties Material Adverse Effect. From the date hereof to the Closing Date, there shall not have occurred any event, circumstance or effect that has had or would reasonably be expected to have a Seller Parties Material Adverse Effect.

8.11         Financing. The Buyers shall have completed a debt, equity or other financing of at least Twenty-Six Million Dollars ($26,000,000) on terms and conditions satisfactory to the Buyers in their sole discretion.

8.12         Buyer QVC Agreement. The Buyers shall have entered into the Buyer QVC Agreement upon such terms and conditions acceptable to the Buyers in their sole discretion.

8.13         No Decree or Proceeding. No Decree or Proceeding shall be pending against the Seller Parties which would be reasonably expected to (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof.

8.14         Closing Deliverables. In addition to any other documents to be delivered or actions to be taken under other provisions of this Agreement, at the Closing, the Seller shall deliver to the Buyers:

(a)   One or more executed bills of sale in form and substance reasonably satisfactory to the Buyers transferring to the Buyers all tangible assets included in the Acquired Assets;

(b)   In respect of the Acquired Assets, such documents as Buyers may reasonably require to effect the transfer to the Buyers of the Seller’ interests therein free and clear of all Liens, other than Liens arising as a result of any action taken by any Buyer or any of its Affiliates;

(c)   Counterparts of all Related Agreements executed by Seller, as applicable;

(d)   Certified copies of the resolutions of the Seller Parties authorizing the execution, delivery, and performance of this Agreement by the Seller and the consummation of the transactions provided for herein;

(e)   An executed assignment and assumption of the Seller Intellectual Property Rights, in form and substance reasonably acceptable to the Buyers;

(f)    A receipt for the cash Purchase Price received by Seller and an acknowledgement of the issuance of the XCel Shares in Seller’s name when received by Seller;

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(g)   A non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in the form required under treasury regulations issued pursuant to Code §1445 stating that no Seller is a foreign person as defined in Code §1445; and

(h)   Certificates of the Secretaries of State (or other applicable office) in each jurisdiction in which the Seller Parties are organized, dated as of the Closing Date (or as close thereto as reasonably practicable), certifying as to the good standing (to the extent such concept is recognized in such jurisdiction) and non-delinquent status of such entities.

ARTICLE IX
Conditions Precedent to the Seller’S Obligation to Close

All obligations of the Seller under this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Seller, in their sole discretion:

9.1           Truth of Representations and Warranties. The representations and warranties of the Buyers contained in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and on and as of the Closing Date, except to the extent that any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty that is qualified as to materiality shall be true and correct, and such representation and warranty not so qualified shall be true and correct in all material respects, as of such earlier date.

9.2           Performance of Agreements. Each of the covenants and agreements of the Buyers to be performed or complied with by the Buyers at or prior to the Closing Date pursuant to the terms hereof, shall have been duly performed or complied with by each of the Buyers in all material respects.

9.3           Certificate. Buyers have delivered to the Seller a certificate, dated the Closing Date and executed by a duly authorized officer on behalf of the Buyers, certifying as to the satisfaction of the conditions set forth in Sections 9.1 and 9.2 of this Agreement.

9.4           No Injunction. No court or other Government Authority shall have issued a Decree, which shall then be in effect, restraining or prohibiting the completion of the transactions contemplated hereby.

9.5           Governmental and Other Approvals. All Government Authorizations and third-party consents and approvals set forth on Schedule 9.5 shall have been received and shall be in full force and effect.

9.6           Closing Deliverables. In addition to any other documents to be delivered or actions to be taken under other provisions of this Agreement, at Closing, the Buyers, as applicable, shall deliver to the Seller the following:

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(a)   The Purchase Price as provided in Sections 3.2 and 3.3;

(b)   Counterparts of all Related Agreements, executed by the Buyers, as applicable; and

(c)   A certified copy of the resolutions of the Buyers authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein.

ARTICLE X
Termination

10.1         Right to Terminate. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(a)   by the mutual written consent of the Buyers and the Seller;

(b)   by the Buyers or the Seller if the Closing shall not have occurred by December 31, 2014 (the “Termination Date”);

(c)   by the Buyers or the Seller if a court of competent jurisdiction or other Government Authority shall have issued a non-appealable final order, Decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, except if the party relying on such order, Decree or ruling or other action has not complied with its obligations under this Agreement;

(d)   by the Seller, if there has been a breach of any representation, warranty, covenant or agreement on the part of the Buyers set forth in this Agreement that causes the conditions set forth in Article IX to become incapable of fulfillment by the Termination Date, unless waived by the Seller; or

(e)   by the Buyers, if there has been a breach of any representation, warranty, covenant or agreement on the part of the Seller Parties set forth in this Agreement that causes the conditions set forth in Article VIII to become incapable of fulfillment by the Termination Date, unless waived by the Buyers;

provided, however, that the Party exercising its right to so terminate this Agreement pursuant to Section 10.1(b), 10.1(d) or 10.1(e) shall not have a right to terminate if, at the time of such termination, there exists a breach of any of its representations, warranties, covenants or agreements contained in this Agreement that results in the closing conditions set forth in Article VIII or IX, as applicable, not being satisfied.

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10.2         Post-Termination License Agreement with Seller or its Affiliates. If (a) the Buyers terminate this Agreement pursuant to Section 10.1(e) (solely as a result of a breach by a Seller Party) and the Buyers otherwise stand ready, willing and able to consummate the transactions contemplated hereby (and shall have satisfied all of their conditions to Closing), and (b) Seller or any Affiliate of a Seller Party enters into a definitive written license or similar agreement with QVC, then Seller shall pay XCel a commission on such license or other agreement equal to fifteen percent (15%) of all royalties received by such Seller or its assignees during the first two terms or ten years, whichever is longer, of any such license or other agreement, including any renewals thereunder, provided, however, that this Section 10.2 shall only apply to such definitive written licenses or other agreements with QVC entered into within one (1) year of the date of this Agreement.

10.3         Effect of Termination.

(a)          Except as otherwise set forth in this Section 10.3, in the event of a termination of this Agreement by either Seller or Buyers as provided in Section 10.1, this Agreement shall forthwith become void; provided, however, that such termination shall not relieve any Party of any liability for Damages actually incurred or suffered by the other Parties as a result of any breach of this Agreement.

(b)          If this Agreement is terminated solely as a result of the Seller’s breach of Section 6.5 prior to the Termination Date, then Seller shall pay to the Buyers, or a party designated by Buyers, (i) Five Hundred Thousand Dollars ($500,000) (the “Exclusivity Termination Fee”) not later than the day of such termination, and (ii) all of Buyers’ reasonable fees and expenses related to the transaction contemplated herein (including reasonable legal fees and expenses of the Buyers) upon its receipt of an invoice for such fees and expenses from the Buyers. The Exclusivity Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing to Seller by Buyers. The payment of such amounts shall be the sole and exclusive remedy for a breach by Seller of Section 6.5 (regardless of whether such breach is willful), and the Buyers shall have no further claim under this Agreement or under law or equity.

ARTICLE XI
Indemnification; Remedies

11.1         Survival. All representations and warranties made by the Seller Parties or the Buyers, herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until the 24-month anniversary of the Closing Date (the “Survival Date”), other than in the case of fraud and except as to any matters with respect to which a bona fide written claim shall have been made or action at law or in equity shall have been commenced before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim or action); provided, however, that the representations and warranties (i) in Section 4.8 shall survive and remain in full force and effect until 30 days after the expiration of the applicable statute of limitations for the assessment of Taxes (including all periods of extension, whether automatic or permissive) and (ii) in Sections 4.1 (Organization and Good Standing), 4.2 (Enforceability; Authority), 4.5 (Title to Assets), 4.20 (Brokers’ or Finders’ Fees), 5.1 (Existence and Good Standing; Authorization) and 5.8 (Brokers’ or Finders’ Fees) (the “Core Representations”) shall survive and remain in full force and effect indefinitely. Each covenant and agreement of any of the Parties contained in this Agreement, which by its terms is required to be performed after the Closing Date, shall survive the Closing and remain in full force and effect until such covenant or agreement is performed.

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11.2         Indemnification by Seller Parties. Subject to the limitations set forth in this Article XI, the Seller Parties shall indemnify, defend and hold harmless the Buyers and their managers, members, officers, directors, agents, attorneys and employees, (hereinafter “Buyer Indemnified Parties”) from and against any and all actual losses, claims, liabilities, debts, damages, fines, penalties, costs (in each case including, without limitation, reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of counsel)) that they incur (collectively, “Damages”) incurred as a result of:

(a)   the breach of any representation or warranty of the Seller Parties contained in this Agreement or in any certificate or other instrument furnished to the Buyers by the Seller Parties pursuant to this Agreement;

(b)   the material breach of, default under or nonfulfillment of any covenant, obligation or agreement of the Seller Parties under this Agreement or the agreements and instruments contemplated herein, which is not cured within thirty (30) days from a Seller Parties’ receipt of notice thereof;

(c)   the Excluded Assets;

(d)   the Excluded Liabilities;

(e)   the breach of, default under or non-fulfillment of the Seller Parties’ obligations; or

(f)    any and all actions, suits, or proceedings, incident to any of the foregoing.

11.3         Indemnification by Buyers. Subject to the limitations set forth in this Article XI, the Buyers will each indemnify, defend and hold harmless the Seller Parties and their respective stockholders, managers, officers, directors, agents, attorneys and employees (hereinafter “Seller Indemnified Parties” and, together with the Buyer Indemnified Parties, the “Indemnified Party”) from and against any and all Damages incurred or sustained by the Seller Indemnified Parties as a result of:

(a)   the breach of any representation or warranty of the Buyers contained under this Agreement or any certificate or other instrument furnished by the Buyers to the Seller pursuant to this Agreement;

(b)   the material breach of, default under of nonfulfillment of any covenant, obligation or agreement by the Buyers under this Agreement or in the agreements and instruments contemplated herein, which is not cured within thirty (30) days of Buyers’ receipt of notice thereof;

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(c)   the Acquired Assets following the Closing;

(d)   the breach of, default under or non-fulfillment of any Buyer’s obligations; and

(e)   any and all actions, suits, or proceedings incident to any of the foregoing.

11.4         Limitation on Liability.

(a)   Neither the Seller Parties nor the Buyers shall have any Liability for Damages under, respectively, Section 11.2 or Section 11.3, and neither the Seller Indemnified Parties nor the Buyer Indemnified Parties shall have the right to seek indemnification under, respectively, Section 11.2 or Section 11.3 until the aggregate amount of the Damages incurred by such Indemnified Party exceeds $50,000, and then, subject to the limitations on recovery and recourse set forth in this Article XI, only for such Damages which exceed, in the aggregate, $110,000. Notwithstanding the foregoing, the limitations in this Section 11.4(a) shall not apply to any breach of a Core Representation, in the case of fraud, or in connection with any failure by the Buyers to make any payment of the Purchase Price when due.

(b)   The aggregate liability of the Seller Parties on the one hand, and the Buyers on the other, for all Damages under Section 11.2 or Section 11.3, as applicable, shall not exceed (i) $7,500,000 (the “Cap”) in the case of claims for Damages made prior to the 24 month anniversary of the Closing Date, and (ii) $3,750,000 (the “Decreased Cap”) in the case of claims for Damages made on or following the 24-month anniversary of the Closing Date; provided, however, that neither the Cap nor the Decreased Cap shall apply to any breach of a Core Representation, any breach of a covenant by the Buyer or the Seller Parties, in the case of fraud, or in connection with any failure by the Buyers to make any payment of the Purchase Price when due.

(c)   In determining the amount of Damages in respect of a claim under this Article XI, there shall be deducted an amount equal to the amount of any third-party insurance proceeds actually received by the Indemnified Party making such claim with respect to such Damages less the cost of any increase in insurance premiums over the projected period of such increase as a result of making a claim for such Damages, provided that there shall be no obligation to make a claim, and no offset against Damages shall be made, if a party reasonably believes that making a claim for such Damages is reasonably likely to result in a non-renewal of the insurance policy.

(d)   Except for liability resulting from fraud, and notwithstanding anything contained herein to the contrary, neither Buyers nor Seller Parties shall be liable under this Agreement for any lost profits, punitive, or exemplary damages of any kind or nature, regardless of the form of action through which such damages are sought.

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11.5         Other Indemnification Provisions.

(a)   To the extent that any representations and warranties of the Seller Parties or the Buyers, as applicable, have been breached, thereby entitling the non-breaching party to indemnification pursuant to Section 11.2 or Section 11.3 hereof, it is expressly agreed and acknowledged by the parties that, solely for purposes of calculation of Damages in connection with any right to indemnification, the representations and warranties of the Seller Parties or Buyers, as applicable, that have been breached shall be deemed not qualified by any references therein to materiality generally, knowledge or to whether or not any breach or inaccuracy results in a Seller Parties Material Adverse Effect or Buyer Material Adverse Effect.

(b)   An Indemnified Party’s right to indemnification pursuant to this Article XI shall, except for equitable relief and specific performance of covenants that survive Closing, be the sole and exclusive remedy available to such Indemnified Party with respect to any matter arising under or in connection with this Agreement or the transactions contemplated hereby, other than for claims of fraud.

11.6         Procedure for Indemnification. The procedure to be followed in connection with any claim for indemnification by Buyer Indemnified Parties under Section 11.2 or Seller Indemnified Parties under Section 11.3 or any claims by one party against the other is set forth below:

(a)   Notice. Whenever any Indemnified Party shall have received notice that a claim has been asserted or threatened against such Indemnified Party, which, if valid, would subject the indemnifying party (the “Indemnifying Party”) to an indemnity obligation under this Agreement, the Indemnified Party shall promptly notify the Indemnifying Party of such claim; provided, however, that failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent the Indemnifying Party is actually prejudiced thereby. Any such notice must be made to the Indemnifying Party not later than the expiration of the applicable survival period specified in Section 11.1 above.

(b)   Defense of a Third Party Claim. If any Third Party shall notify any party with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any other party under this Article XI, the Indemnifying Party will have the right, but not the obligation, to assume the defense of the Third Party Claim so long as (i) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (ii) uses counsel reasonably satisfactory to the Indemnified Party, (iii) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party hereafter in respect of such matters and (iv) the relief sought is monetary damages.

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(c)   After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of the Third Party Claim, the Indemnifying Party shall not, as long as the Indemnifying Party diligently conducts such defense, be liable to the Indemnified Party for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation; provided, however, that if counsel defending such Third Party Claim shall advise the parties of a potential conflict of interest arising from the existence of one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party or its Affiliates, then the Indemnified Party may retain separate counsel to defend it and in that event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party if applicable under this Article XI. Subject to the proviso to the foregoing sentence, if the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Parties shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof if the Indemnifying Party is ultimately are found to be liable to indemnify the Indemnified Party. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

(d)   If an Indemnifying Party assumes the defense of an action or proceeding, then, without the Indemnified Party’s written consent, the Indemnifying Party shall not settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or other plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim or if such settlement shall include injunctive or other relief that affects or relates to the right or obligations of such Indemnified Party, other than the obligation to pay monetary damages where such damages have been satisfied in full by the Indemnifying Party or their respective Affiliates.

11.7         Non-Third Party Claims. Within thirty (30) Business Days after a Party obtains knowledge that it has sustained any Damages not involving a Third Party Claim or action which such Party reasonably believes may give rise to a claim for indemnification from another party hereunder, such Indemnified Party shall deliver notice of such claim to the Indemnifying Party, together with a brief description of the facts and data which support the claim for indemnification (a “Claim Notice”); provided, however, that failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby. Any Claim Notice must be made to the Indemnifying Party not later than the expiration of the applicable survival period specified in Section 11.1 above. If the Indemnifying Party does not deliver notice to the Indemnified Party within thirty (30) Business Days following its receipt of a Claim Notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article XI (an “Indemnification Objection”) the Indemnifying Party will be deemed to have rejected such claim, in which event the other party will be free to pursue such remedies as may be available to them.

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11.8         Indemnification Payments. In the event any Indemnified Party is finally determined to be entitled to indemnification pursuant to this Article XI, the Indemnifying Party shall pay such Damages to the Indemnified Party in immediately available funds and shall make such payment within two Business Days of its final determination by way of wire transfer to an account designated by the Indemnified Party.

11.9         Tax Treatment. All indemnity payments made under this Article XI shall be treated as adjustments to the Purchase Price for all tax purposes.

ARTICLE XII
Miscellaneous

12.1         Public Disclosure or Communications . Except to the extent required by applicable Legal Requirements (including, without limitation, securities laws applicable to the Parties), none of the Buyers nor the Seller nor any of their respective Affiliates shall issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the prior written consent of the other parties; and, in the event that any such public announcement, release or disclosure is required by applicable Legal Requirements (including, without limitation, the rules of the stock market and/or securities laws), the disclosing party will provide the other Parties, to the extent practicable and permissible under the circumstances, reasonable opportunity to comment on any such announcement, release or disclosure prior to the making thereof. Each of the Parties hereto acknowledges that XCel may be required to file a Current Report on Form 8-K disclosing the transactions contemplated by this Agreement and attaching as an exhibit thereto a copy of this Agreement.

12.2         Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt); provided that a copy is mailed by registered mail, return receipt requested, or (c) one Business Day after its delivery, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties):

If to the Seller:

The H Company IP, LLC

1201 W. 5th Street, T-1100

Los Angeles, California 90017

Attention: Ben Malka, CEO

With a copy to (which shall not constitute notice):

The H Company IP, LLC

1201 W. 5th Street, T-1100

Los Angeles, California 90017

Attention: Rey Kim, General Counsel

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With a copy to (which shall not constitute notice):

Pathlight Capital LLC

One Post Office Square, Suite 3765

Boston, MA 02109

Attention: Daniel Platt, Chief Executive Officer

If to the Buyers:

XCel Brands, Inc.

475 Tenth Avenue, 4th Floor
New York, NY 10018
Attention: Robert D’Loren, CEO

Facsimile:

With a copy to (which shall not constitute notice):

Blank Rome, LLP

405 Lexington Avenue
New York, NY 10174
Attention: Robert Mittman

Facsimile: 212-885-5001

12.3         Entire Agreement . This Agreement and the certificates, exhibits, schedules, documents, instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof

12.4         Assignability. This Agreement shall not be assigned by any Party, by operation of law or otherwise, without the written consent of the other Party; provided, however, that (a) the Buyers may, with the prior written consent of the Seller, which may not be unreasonably withheld, assign their rights and obligations under this Agreement to (i) an Affiliate of Buyers, (ii) a successor or assign upon the purchase of all or substantially all of the assets of either Buyer, (iii) the purchaser of a controlling interest in either or both of Buyer’s securities or (iv) to any successor entity pursuant to any business combination, consolidation, reorganization or similar transaction with or involving Buyers; provided, however, that notwithstanding any such assignment, the Buyers shall remain obligated to perform all their obligations under this Agreement; and (b) the Seller may, with the prior written consent of the Buyers, which may not be unreasonably withheld, assign their rights and obligations under this Agreement to (i) a successor or assign upon the purchase of all or substantially all of the assets of the Seller or the Parent, (ii) the purchaser of a controlling interest in the Seller’s or Parent’s securities or (iii) to any successor entity pursuant to any business combination, consolidation, reorganization or similar transaction involving any Seller; provided, however, that notwithstanding any such assignment, the Seller shall remain obligated to perform all its obligations under this Agreement. Any successor or assign must assume this Agreement and abide by the terms of this Agreement, including the fulfillment of obligations pursuant to this Agreement. In the event of any merger, sale, sale of substantially all assets or any similar business combination is effected by any Party, such Party shall cause the successor, transferee or assign thereof to be bound by such Party’s obligations hereunder. Any transfer by any Party (or any subsequent transfer by a transferee of any of them) of any of the H by H Brands, the Seller Brands or any Related Mark, as applicable, shall be made subject to the terms of this Agreement and the written acknowledgment of the transferee(s) shall be obtained and provided to either Party (or their transferee(s)), whichever is not the party making such transfer, who shall be made a third party beneficiary of such agreement.

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12.5         Parties in Interest . This Agreement shall be binding upon and inure to the benefit of each Party, and, except as expressly set forth in this Agreement, nothing in this Agreement, is intended to confer upon any other Person any equitable or legal rights or remedies of any nature whatsoever hereunder.

12.6         Bulk Sales Law. The Buyers hereby waive compliance by the Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Acquired Assets.

12.7         Expenses. Except as otherwise specifically provided in this Agreement, including the Exclusivity Termination Fee as provided in Section 10.3(b), whether or not the transactions contemplated by this Agreement are consummated, each Party hereto shall bear its own costs, expenses and fees incurred in connection with this Agreement and the other transactions contemplated by this Agreement.

12.8         Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the Party hereto entitled to the benefit thereof and any term, condition or covenant hereof may be amended by the Parties hereto at any time (subject to any additional consents as may be expressly required herein). Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate Party by a Person who has been authorized by such Party to execute waivers, extensions or amendments on its behalf. No waiver by any Party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such Party’s rights under such provisions at any other time or a waiver of such Party’s rights under any other provision of this Agreement. No failure by any Party hereto to take any action against any breach of this Agreement or default by another Party shall constitute a waiver of the former Party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other Party.

12.9         Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.

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12.10         Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

12.11         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, and all of which taken together shall constitute one instrument. Any signature page delivered by a facsimile machine, or in portable document format (“PDF”) file format shall be binding to the same extent as an original signature page with regard to any agreement subject to the terms hereof or any amendment thereto.

12.12         Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law.

12.13         Dispute Resolution. The parties agree to submit to binding arbitration (as set forth below) any and all disputes, claims or controversies arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of the Agreement to arbitrate. It is expressly acknowledged and agreed that the Parties have chosen the mediation and arbitration process set forth herein in an effort to lower the cost and increase the efficiency of dispute resolution beyond that encountered in traditional litigation, and the JAMS mediator/arbitrator shall keep that objective in mind.

(a)   Mediation. Before any dispute, controversy or claim arising out of or relating to this Agreement (independently or collectively, the “Claim”) may be submitted to arbitration (as set forth immediately below), the parties hereto shall first attempt to resolve any such Claim in a non-binding half-day mediation to be held in New York, New York before a mutually acceptable JAMS mediator. The mediation process shall proceed as follows: (a) the complaining Party shall submit its Claim in writing to the other Party; (b) the other Party shall respond in writing within three (3) Business Days; (c) the complaining Party shall reply in writing within three (3) Business Days; (d) the Parties shall negotiate in good faith using commercially reasonable efforts to settle the Claim without delay; (e) if the Claim is not settled within ten (10) Business Days of the complaining Party’s provision, by facsimile and/or email, of its written reply to the other Party, the Claim will promptly be submitted to mediation as set forth above; and (f) the mediation shall occur no later than twenty-five (25) Business Days after the complaining Party’s provision, by facsimile and/or email, of its written reply to the other Party.

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(b)   Arbitration. In the event that any Claim is not resolved through the mediation procedure outlined immediately above, the Parties agree that such Claim will be determined by arbitration as set forth in this section. Any arbitration pursuant to this section will be held exclusively in New York, New York before a single JAMS arbitrator, and will be exclusively and finally settled, adjudicated and determined in accordance with the JAMS Comprehensive Arbitration Rules and Procedures (“Comprehensive Rules”). At the commencement of any arbitration, the parties will in good faith discuss and determine whether such arbitration should be conducted pursuant to the Expedited Procedures of the Comprehensive Rules, i.e. Rules 16.1 and 16.2. The arbitrator shall not authorize more than: (1) five (5) depositions per Party; (2) the issuance of more than ten (10) interrogatories per Party; (3) the issuance of more than seven (7) document subpoenas per Party; or (4) the issuance of more than ten (10) requests for admission per party. Any such Claim shall be governed by the laws of the State of New York, including its statutes of limitations, but without regard to its choice or conflicts of laws rules. All fact and expert discovery will be completed within 120 days of the Preliminary Conference, and any hearing shall commence and be completed within 150 days of the Preliminary Conference. Judgment upon the written Award (as defined below) rendered by the arbitrator may be enforced, confirmed, rendered and entered in any court of competent jurisdiction having jurisdiction thereof. All proceedings in connection with any arbitration, and any submissions relating to the arbitration, except for the final written Award of the arbitrator, will be kept confidential and may not be discussed or disclosed publicly without the prior written consent of all Parties to the arbitration unless required by applicable law or the rules of any securities exchange on which any Party’s or its affiliate’s securities are traded. The arbitrator’s written award (the “Award”) will include specific findings of fact and conclusions of law with citations to applicable authority, and will be issued as soon as practicable following the conclusion of the record or hearing, and in no event more than sixty (60) days after the conclusion of the record or hearing.

(c)   Fees and Expenses. Any fees or expenses incurred by a Party in connection with a mediation (as outlined above) shall be borne that Party, except that any fees, expenses and/or costs charged by the mediator shall be borne equally by the Parties. The arbitrator shall award to the prevailing Party in any arbitration (as outlined above) all reasonable fees, expenses and costs including, without limitation, attorneys’ fees and expert witness fees and/or consultant fees.

(d)   Interim Relief. Except for such relief set forth in Section 10.3 with respect to Seller’ breach of Section 6.5 hereof and notwithstanding the foregoing sections outlining mediation and arbitration procedures, any Party may seek interim judicial relief pending mediation and/or arbitration, including injunctive or other equitable relief, to prevent irreparable harm or to preserve the status quo without waiving, and without prejudice to, the right or obligation to mediate and/or arbitrate. The Parties agree that any such request for equitable or injunctive relief may be pursued only in the state or federal courts located in New York, New York, and hereby submit to the jurisdiction of these courts for any such purpose.

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IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Asset Purchase Agreement as of the day and year first above written.

XCEL BRANDS, INC.

By:	/s/ Robert D’Loren
Name:	Robert D’ Loren
Title:	Chief Executive Officer

H LICENSING, LLC

By:	/s/ Robert D’Loren
Name:	Robert D’ Loren
Title:	Chief Executive Officer

THE H COMPANY IP, LLC

By:	/s/ Benjamin Malka
Name:	Benjamin Malka
Title:	Chief Executive Officer

HOUSE OF HALSTON, LLC

By:	/s/ Benjamin Malka
Name:	Benjamin Malka
Title:	Chief Executive Officer